UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 5, 2016
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 5, 2016 at 10:00 a.m., Central time, for the following purposes:

1.	To elect nine directors named in the accompanying Proxy Statement to the Company’s Board of Directors;

2.	To reapprove the Annual Incentive Compensation Plan for Senior Executive Officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2016;

4.	To consider and act upon the shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on December 7, 2015, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.
This year we will again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.
By Order of the Board of Directors
R. Read Hudson
Secretary
Springdale, Arkansas
December 18, 2015
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 5, 2016: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 3, 2015 are also available at http://ir.tyson.com or http://www.proxyvote.com.

i

ADDITIONAL INFORMATION AVAILABLE	58

HOUSEHOLDING OF PROXY MATERIALS	58

OTHER MATTERS	58

APPENDIX A - TYSON FOODS, INC. ANNUAL INCENTIVE COMPENSATION PLAN FOR SENIOR EXECUTIVE OFFICERS	59

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), and our fiscal year 2015 performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 3, 2015.

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time:	Friday, February 5, 2016 at 10:00 a.m., Central time

Place:	Holiday Inn Northwest Arkansas Convention Center
1500 South 48th Street
Springdale, Arkansas

Record Date:	December 7, 2015

Attendance/Voting:
Only shareholders of record at the close of business on the Record Date will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote for each director nominee and one vote for each other proposal, and each share of Class B Common Stock will entitle the holder to ten votes for each director nominee and ten votes for each other proposal.

Advance Voting:	Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following advance voting methods:

•	Visit the website listed on your proxy card/voting instruction form to vote by Internet.

•	Call the telephone number on your proxy card/voting instruction form to vote by telephone.

•	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

PROPOSALS AND VOTING RECOMMENDATIONS

Voting Items	Board Recommendation	Votes Required for Approval	Page No.
Election of directors	FOR All Nominees	Majority of votes cast	7
Annual Incentive Compensation Plan for Senior Executive Officers	FOR	Majority of votes cast	14
Ratification of selection of independent registered public accounting firm	FOR	Majority of votes cast	17
Shareholder Proposal No. 1	AGAINST	Majority of votes cast	19
Shareholder Proposal No. 2	AGAINST	Majority of votes cast	21
Shareholder Proposal No. 3	AGAINST	Majority of votes cast	24
Shareholder Proposal No. 4	AGAINST	Majority of votes cast	26
Shareholder Proposal No. 5	AGAINST	Majority of votes cast	28
Shareholder Proposal No. 6	AGAINST	Majority of votes cast	30

DIRECTOR NOMINEES
The following table contains information about the nine candidates who have been nominated for election to the Board of Directors. Each nominee is currently a director of the Company. Jim Kever, also a current director, provided notice to the Company on November 19, 2015 that he did not wish to stand for re-election to the Board of Directors at the next annual meeting of shareholders and, as such, is not nominated for re-election at the Annual Meeting. Additional biographical information about the nominees can be found in the Proxy Statement in the section titled “Election of Directors.”

				Committee Assignments
Name	Age	Director Since	Independent	Audit(1)	Compensation and Leadership Development	Governance and Nominating	Strategy and Acquisitions(1)	Executive(1)
John Tyson m	62	1984	No					✓
Gaurdie E. Banister Jr. †	58	2011	Yes		✓		✓*
Mike Beebe	68	2015	Yes
Mikel A. Durham	52	2015	Yes	✓		✓	✓
Kevin M. McNamara :	59	2007	Yes	✓*	✓
Brad T. Sauer	56	2008	Yes		✓*		✓
Donnie Smith	56	2014	No
Robert Thurber	68	2009	Yes	✓		✓*
Barbara A. Tyson	66	1988	Yes			✓		✓
m Chairman of the Board *Committee Chairperson    † Lead Independent Director      : Audit Committee Financial Expert

(1)
Mr. Kever currently serves on the Audit Committee, Strategy and Acquisitions Committee and Executive Committee but is not listed in the table above as he is not nominated for re-election at the Annual Meeting.

FISCAL YEAR 2015 BUSINESS HIGHLIGHTS
The Company’s total sales in fiscal year 2015 were $41.4 billion. Operating income increased for the same period to just under $2.2 billion. The Board of Directors increased quarterly dividends on our common stock by 33% beginning in December 2014.

GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors and management accountability, and helps build public trust in the Company. Some of the Company’s key governance features include:

•	7 of 9 director nominees are independent

•	Separation of the roles of Chairman, CEO and Lead Independent Director

•	Annual board and committee self-evaluations

•	Average board meeting attendance in excess of 99%

•	Deferred shares for directors and strong ownership requirements for directors and senior officers

•	Independent board committees (other than the Executive Committee)

•	Robust Code of Conduct

•	Board makeup highlighted by strong leadership, diversity and experience

•	Regular executive sessions of independent directors

The following table contains certain information about the Board of Directors and its committees during fiscal year 2015.

v

	Number of Members	Independent Membership	Number of Meetings During Fiscal Year 2015
Board of Directors	9	78%	6 (and 1 written consent)
Audit Committee	3	100%	4
Compensation and Leadership Development Committee	3	100%	8 (and 1 written consent)
Governance and Nominating Committee	3	100%	5
Strategy and Acquisitions Committee	4	100%	9
Executive Committee	3	67%	16 written consents

EXECUTIVE COMPENSATION SUMMARY

Our executive compensation program is rooted in maintaining a strong link between pay and performance, which we believe results in a better alignment of compensation with corporate goals and shareholder interests. Through our executive compensation program, we emphasize attainment of Company goals, both short- and long-term, and seek to foster a commitment to performance that enhances shareholder value. Our key executive compensation practices include the following:

•	High percentage of pay is variable and at risk

•	Target pay is at or near the median of our comparison groups

•	Substantial stock ownership guidelines and holding requirements

•	Balanced mix of short- and long-term incentives

•	Performance targets set at challenging levels
We provide a compensation package designed to attract, motivate and retain superior executive talent for the long-term. We believe that total compensation opportunities should reflect each executive officer’s role, skills, experience level and individual contributions to the Company and be competitive with the organizations with which we compete for talent. We also believe that as an executive officer’s responsibility increases, a significant portion of his or her compensation should be dependent on Company earnings and performance goals. In fiscal year 2015, approximately two-thirds of our named executive officers’ target total compensation opportunity was at-risk.
Detailed information regarding our executive compensation programs, practices and philosophy can be found in the Proxy Statement under the section titled “Compensation Discussion and Analysis” and the compensation tables of the Proxy Statement.

HOW PAY IS TIED TO COMPANY PERFORMANCE
Incentive payments under the Company’s cash performance incentive payment plan are based on performance measures established by the Compensation and Leadership Development Committee. For fiscal year 2015, the committee selected Adjusted EBIT, which is operating income before interest and taxes and takes into account unusual or unique items, as the performance measure under the plan. The committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses this same measure, in large part, to evaluate the day-to-day performance of the business. Adjusted EBIT for purposes of performance incentive payments for fiscal year 2015 was $2.063 billion, which resulted in performance incentive payment eligibility for our NEOs at approximately 108% of each of their target performance incentive payment amounts.

Performance stock grants under the Company’s equity compensation plans are also based on performance measures chosen by the committee. For fiscal year 2015, the committee selected the achievement of a 3-year cumulative Adjusted EBIT performance goal measured from the beginning of fiscal year 2015, and a comparison of the performance of the Company’s Class A Common Stock relative to the stock prices of a compensation peer group over the same 3-year period. Each performance criterion accounts for one-half of the performance stock award.

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
February 5, 2016
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
The Company has made these materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 5, 2016 at 10:00 a.m., Central time. These materials were first sent or made available to shareholders on December 18, 2015. You are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement.
What is included in the proxy materials?
These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015.
If you request printed versions of these materials be sent to you by mail, these materials will also include a proxy card and voting instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability of Proxy Materials provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice of Internet Availability of Proxy Materials, to you electronically by email. The Company’s proxy materials are also available on the Company’s Investor Relations website at http://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:

•	To elect nine director nominees named in this Proxy Statement to the Board;

•	To reapprove the Annual Incentive Compensation Plan for Senior Executive Officers;

•	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2016;

•	To consider and act upon the shareholder proposals described in this Proxy Statement, if properly presented at the Annual Meeting; and

•	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	FOR the election of each of the director nominees named in this Proxy Statement to the Board;

•	FOR the reapproval of the Annual Incentive Compensation Plan for Senior Executive Officers;

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2016; and

•	AGAINST each of the shareholder proposals.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by the Company. As a shareholder of record, you have the ability to vote your shares via the Internet, telephone, mail or in person. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company’s shares, how do I vote using the Company’s proxy materials?
There are four ways to vote using the Company’s proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card.

•	By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. You may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, please request a ballot when you arrive.
If I am a beneficial owner of shares held in street name, how do I vote using the Company’s proxy materials?
There are four ways to vote using the Company’s proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•
By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•
By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

•
In person. You may vote in person at the Annual Meeting by first obtaining a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s corporate secretary at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by Broadridge Financial Solutions, Inc. and published within four business days following conclusion of the Annual Meeting.
How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 7, 2015, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 7, 2015, the outstanding shares of the Company’s capital stock consisted of 294,050,553 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,010,805 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 7, 2015, the record date for the Annual Meeting, will vote together as a single class on all matters submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company’s by-laws provide that in an uncontested election of directors, each director nominee will be elected by the vote of a majority of the votes cast for his or her election at the meeting. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by the vote of a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, thus the majority vote standard will apply.
A majority of the votes cast at the Annual Meeting is required to reapprove the Annual Incentive Compensation Plan for Senior Executive Officers, to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2016, and to approve each of the shareholder proposals.
The form of proxy card or voting instruction form provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) each director nominee, (ii) the reapproval of the Annual Incentive Compensation Plan for Senior Executive Officers, (iii) the ratification of the selection of PwC as the Company’s independent registered public accounting firm, and (iv) each of the shareholder proposals.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast.” The election of directors, the reapproval of the Annual Incentive Compensation Plan for Senior Executive Officers and the shareholder proposals are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast” for voting purposes. On the other hand, the ratification of the selection of PwC as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE, therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast.” Accordingly, abstentions will have no impact on the outcome on the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 7, 2015 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 West Don Tyson Parkway Springdale, AR 72762-6999	70,000,000	(1)	99.98%
Class A Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	23,722,861	(2)	8.07%
Class A Common Stock	Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	22,473,726	(3)	7.64%
_______________________________

(1)
70,000,000 shares of Class B Common Stock and 2,000,000 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“TLP”). The limited partners (and their respective partnership interests in the TLP) are as follows: the Tyson 2009 Family Trust (53.4881%), the Randal W. Tyson Testamentary Trust (45.2549%) and the Donald J. Tyson Revocable Trust (.1257%). The descendants of Don Tyson, including Mr. John Tyson, Chairman of the Board of the Company, are the sole beneficiaries of the Tyson 2009 Family Trust. Ms. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the Randal W. Tyson Testamentary Trust. Mr. Tyson is one of the contingent beneficiaries of the Randal W. Tyson Testamentary Trust. The descendants of Don Tyson, including Mr. Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are Mr. Tyson, Ms. Tyson, Mr. Harry C. Erwin, III and the Tyson Partnership Interest Trust (“TPIT”), whose trustees are Mr. Erwin, Mr. Thomas B. Schueck and Mr. W.H. Taylor. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP’s business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. However, the TLP has no managing general partner at this time. Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners, which no single general partner currently possesses. The percentage of general partnership interests of the TLP are as follows: TPIT (44.44%); Mr. Tyson (33.33%); Ms. Tyson (11.115%); and Mr. Erwin (11.115%). The TPIT terminates on December 31, 2016. Upon termination, the general partnership interests held by the TPIT will transfer to the Donald J. Tyson Revocable Trust of which Mr. Tyson, Mr. Schueck and Mr. Erwin are the trustees. The TLP terminates December 31, 2040. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets.

(2)
This amount includes 19,774,085 shares and 23,722,861 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G filed with the SEC on or about February 6, 2015 by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G.

(3)
This amount includes 506,987 shares, 21,984,356 shares and 489,370 shares in which the holder exercises sole voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 10, 2015 by Vanguard Group Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

SECURITY OWNERSHIP OF MANAGEMENT
The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 7, 2015, by the Company’s directors (each of whom, with the exception of Mr. Kever, is a director nominee), named executive officers and by all directors and executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership (#)(1)	Percent of Class
John Tyson(2)(3)	3,110,289	1.06%
Gaurdie E. Banister Jr.(4)	21,116	*
Mike Beebe	0	*
Mikel A. Durham	0	*
Jim Kever(4)	20,292	*
Kevin M. McNamara(4)	14,105	*
Brad T. Sauer(4)	8,824	*
Robert Thurber(4)	21,497	*
Barbara A. Tyson(2)(4)	170,395	*
Donnie King	640,548	*
Dennis Leatherby	397,268	*
Donnie Smith	2,034,690	*
Noel White	402,312	*
All Directors and Executive Officers as a Group (21 persons)	7,924,563	2.69%
_______________________________

*	Indicates less than 1%.

(1)
The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person's account under the Company's Employee Stock Purchase Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 7, 2015, in the following amounts: Mr. Tyson (844,747); Mr. King (456,501); Mr. Leatherby (240,360); Mr. Smith (1,824,502); Mr. White (267,493) and the other executive officers (568,380).

(2)
The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP, of which Mr. Tyson and Ms. Tyson are general partners. The TLP owns 99.98% of the outstanding Class B Common Stock and .68% of the outstanding Class A Common Stock, which results in the TLP controlling 70.61% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 71.41%. The TLP and its ownership of such stock are further described in footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.

(3)	Mr. Tyson’s amount includes 1,455,844 shares pledged as security for loans.

(4)
The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made on the date(s) of re-election to the Board by shareholders (see the section titled “Director Compensation for Fiscal Year 2015” in this Proxy Statement) to each of Mr. Banister (6,698); Mr. Kever (61,003); Mr. McNamara (44,718); Mr. Sauer (29,677); Mr. Thurber (29,865); and Ms. Tyson (19,577). Mr. Kever is a current director but has chosen not to stand for re-election to the Board and, as such, is not nominated for re-election to the Board at the Annual Meeting.

ELECTION OF DIRECTORS
The number of directors that will serve on the Board following the Annual Meeting will be nine but may be changed from time to time in the manner provided in the Company’s by-laws. Directors are elected for a term of one year or until their successors are duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after he or she has passed his or her 72nd birthday (the “Retirement Age By-law”), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of seven independent directors and two non-independent directors. Each of the director nominees is currently serving as a director of the Company and, with the exceptions of Mr. Beebe and Ms. Durham, was elected at the 2015 annual meeting of shareholders. The Board recommends that each director nominee be elected at the Annual Meeting.
John Tyson
John Tyson, 62, is Chairman of the Board. Mr. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2001 until 2006. Mr. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as a former Chief Executive Officer of the Company, Mr. Tyson provides the Board with critical insight into the Company’s business. In addition, Mr. Tyson, through his association with the TLP, has a substantial personal interest in the Company. The Board believes that Mr. Tyson’s leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.
Gaurdie E. Banister Jr.
Gaurdie E. Banister Jr., 58, currently retired, was the President and Chief Executive Officer of Aera Energy LLC, a $5 billion oil and gas producer that is jointly owned by Shell and ExxonMobil, from 2007 until his retirement in July 2015. Prior to joining Aera Energy, Mr. Banister held a number of management positions with Shell where he had responsibility for, among other things, strategic planning and mergers and acquisitions. Mr. Banister also serves on the board of Marathon Oil Corporation. Mr. Banister has been a member of the Board since 2011. The Board believes his more than 30 years in the oil and gas industry, which included significant involvement in international business, strategic planning and mergers and acquisitions, along with his leadership experience as CEO of one of California’s largest oil and gas producers, qualify him to serve on the Board.
Mike Beebe
Mike Beebe, 68, currently serves as a member of the Governors’ Council of the Bipartisan Policy Center (“BPC”) in Washington, D.C. Prior to joining the BPC, he served as the Governor of the State of Arkansas from 2007 to 2015. Prior to the governorship, he served as the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Mr. Beebe has been a member of the Board since December 8, 2015. The Board believes that his extensive leadership experience, ability to collaborate and his long-time support and understanding of business qualify him to serve on the Board.
Mikel A. Durham
Mikel A. Durham, 52, is the Chief Commercial Officer of CSM Bakery Solutions LLC (“CSM”), a global bakery supply manufacturer, having served in that capacity since 2014. Prior to joining CSM, Ms. Durham held a number of management positions with PepsiCo, Inc. between 2009 and 2014, finally serving as global growth officer for PepsiCo Foodservice. Ms. Durham has been a member of the Board since July 30, 2015. The Board believes her background in branded consumer packaged goods, deep understanding of the foodservice industry and experience leading international growth strategies qualify her to serve on the Board.
Kevin M. McNamara
Kevin M. McNamara, 59, is Chief Executive Officer of CenseoHealth, a nationwide leader in physician in-home health assessments and is the founding principal of McNamara Family Ventures, a family investment office providing venture and growth capital to health care companies. He has served as Executive Chairman of CenseoHealth since October 2014. He also served as an operating partner in Health Evolution Partners, a healthcare focused private equity firm, from April 2013 through October 2014, and in that capacity served on the board of directors of Optimal Radiology Partners. He also served as the Chairman of Agilum Healthcare Intelligence, a healthcare business intelligence company, from 2011 to 2015. He previously served as the Vice Chairman of Leon Medical Centers, a healthcare provider for Medicare patients in Miami-Dade County, Florida, from 2010 to 2011, and continues to serve on the Leon Medical Centers board of directors. From 2005 to 2009 he was Executive Vice President, Chief Financial Officer and Treasurer of HealthSpring, Inc., a managed care company. Mr. McNamara is a director of Luminex Corporation. Mr. McNamara has been a member of the Board since 2007. Mr. McNamara’s financial expertise and professional experience are critical to the Board, the Audit Committee and the Compensation and Leadership Development Committee. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert”

within the meaning of the regulations of the SEC. The Board believes that Mr. McNamara’s financial expertise and management experience as both a principal financial officer and director of other public companies qualify him to serve on the Board.
Brad T. Sauer
Brad T. Sauer, 56, currently retired, served as Executive Vice President, 3M Industrial Business Group from 2012 to May 2014. He previously served as Executive Vice President, Health Care Business for 3M Company and served in that capacity from 2004 to 2012. Mr. Sauer has been a member of the Board since 2008. Mr. Sauer’s career and management expertise spans many disciplines, including sales and marketing, technology and product innovation, and manufacturing quality and processes, which allows him to bring an extensive, multi-disciplined perspective to the Board. In addition, Mr. Sauer’s experience as an executive officer of a Fortune 500 company helps him understand the Company’s challenges in a global marketplace. The Board believes that Mr. Sauer’s diverse management experience qualifies him to serve on the Board.
Donnie Smith
Donnie Smith, 56, is the President and Chief Executive Officer of the Company, having been appointed to that position in November 2009. Mr. Smith has been a member of the Board since 2014. Prior to his appointment as President and Chief Executive Officer, he served as Senior Group Vice President, Poultry and Prepared Foods since January 2009, prior to which he served as Group Vice President of Consumer Products since 2008, Group Vice President of Logistics and Operations Services since 2007, Group Vice President Information Systems, Purchasing and Distribution since 2006 and Senior Vice President and Chief Information Officer since 2005. Mr. Smith was initially employed by the Company in 1980. Since assuming the office of CEO in 2009, the Company’s annual revenues have increased 47% to $41.4 billion, and average annual operating income has exceeded $1.5 billion. Mr. Smith is the primary person in management responsible for the overall operation and strategic vision of our business. The Board believes that his leadership and extensive experience with the Company qualify him to serve on the Board.
Robert Thurber
Robert Thurber, 68, currently retired, served as Vice President of purchasing for Sysco Corporation from 1987 to 2007. Mr. Thurber served as director of Capstone Bancshares, Inc. until April 2015. Mr. Thurber has been a member of the Board since 2009. Mr. Thurber’s experience at a leading marketer and distributor of food products to the foodservice industry is particularly relevant given the Company’s position as a leading supplier of high quality protein and other food products to the foodservice industry. The Board benefits greatly from Mr. Thurber’s extensive understanding of the foodservice industry, which provides him the insight necessary to address the challenges, opportunities and operations of the Company’s complex business operations. The Board believes these attributes qualify him to serve on the Board.
Barbara A. Tyson
Barbara A. Tyson, 66, served as Vice President of the Company until 2002, after which she became a consultant to the Company through 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company’s long-term strategy. Ms. Tyson, as the sole income beneficiary of the Randal W. Tyson Testamentary Trust, also has a substantial personal interest in the Company. The Board believes that Ms. Tyson’s management experience, understanding of the Company and personal interest in the Company’s success qualify her to serve on the Board.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH COMPANY NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Family and Other Relationships. Ms. Tyson is the aunt of Mr. Tyson. There are no other family relationships among the director nominees or the Company’s executive officers. By reason of its beneficial ownership of the Company’s common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees’ biographies above is a parent, subsidiary or affiliate of the Company.

Director Independence. After reviewing all relevant relationships of the directors, the Board has determined that each of director nominees Mr. Banister, Mr. Beebe, Ms. Durham, Mr. McNamara, Mr. Sauer, Mr. Thurber and Ms. Tyson qualify as independent directors in accordance with the NYSE corporate governance rules. The Board also determined that Mr. Kever qualified as independent under the NYSE corporate governance rules, though Mr. Kever provided notice to the Company on November 19, 2015 that he did not wish to stand for re-election to the Board of Directors at the next annual meeting of shareholders and, as such, is not nominated for re-election at the Annual Meeting. In making its independence determinations, the Board considered all relevant transactions, relationships or arrangements disclosed in this Proxy Statement under the section titled “Certain Transactions” and the following:

•
Each of Mr. Tyson, Mr. Kever and Mr. McNamara has an investment in a privately held company for which Mr. Kever is a director. Neither Mr. Tyson nor Mr. McNamara has any business relationship with, and neither Mr. Tyson nor Mr. McNamara serve as a director or officer of, this company. Based on the foregoing facts, the Board has determined that this relationship does not affect Mr. Kever’s independence.

•
Ms. Durham is Chief Commercial Officer of CSM . During fiscal years 2015, 2014 and 2013, the Company paid CSM $1,284,575, $25,038 and $27,053, respectively, for direct purchases of bakery-related supplies and materials, which in each year was less than two percent (2%) of CSM’s gross revenues. Under the NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity’s gross revenues in any of the last three fiscal years. Ms. Durham did not personally benefit from any of the purchases. Based on the foregoing facts, the Board has determined that Ms. Durham did not have a direct or indirect material interest in the transactions and this relationship does not affect Ms. Durham’s independence.

Board Meetings. The Board held six meetings and took action by written consent in lieu of a meeting one time during fiscal year 2015. Directors’ attendance rate during fiscal year 2015 for all Board and committee meetings was 99.5%. The Company expects all directors to attend each annual meeting of shareholders. All persons who were then directors attended the 2015 annual meeting of shareholders.

Executive Session; Lead Independent Director. Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and these sessions are presided over by the Lead Independent Director. Mr. Banister served as the Lead Independent Director for fiscal year 2015. The independent directors held four executive sessions during fiscal year 2015.

Leadership Structure. The Board’s current leadership structure consists of a Chairman of the Board and a Lead Independent Director. Pursuant to the Company’s Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, combined with the role of the Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors, management and directors affiliated with the TLP, the Company’s controlling shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.

Risk Oversight. Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board’s committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by competition, regulation, general industry trends and capital structure and allocation. On an annual basis, management conducts an enterprise risk assessment as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of this periodic assessment with the appropriate committees of the Board.

The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. As stated above, the Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes. See the section titled “Report of the Audit Committee” in this Proxy Statement. The members of the Audit Committee are Mr. McNamara, as Chairman, Ms. Durham (who was appointed to the Audit Committee in November 2015), Mr. Kever and Mr. Thurber. Each of these individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that each of Messrs. Kever and McNamara qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held four meetings during fiscal year 2015.

Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee’s primary functions are to (i) establish the Company’s compensation policies, (ii) oversee the administration of the Company’s employee benefit plans, and (iii) oversee the development, retention and succession of the Company’s executive officers. The members of the Compensation and Leadership Development Committee are Mr. Sauer, as Chairman, Mr. Banister and Mr. McNamara. Each of these individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to compensation committees. In addition, each member of the Compensation and Leadership Development Committee meets the definition of “outside director” under Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”) and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation and Leadership Development Committee held eight meetings and took action by written consent in lieu of a meeting one time during fiscal year 2015.

Although the Compensation and Leadership Development Committee is currently composed entirely of independent directors, is governed by a charter in accordance with NYSE rules, and intends to conduct annual performance evaluations, the Company has elected to rely on the “controlled company” exemption from certain of the NYSE corporate governance rules applicable to compensation committees, including the requirements that the Compensation and Leadership Development Committee:

•	determine and approve the compensation of the Chief Executive Officer; and

•
take into consideration any factors relevant to a person’s independence from management before selecting such person as a compensation consultant, legal counsel or other adviser to the Compensation and Leadership Development Committee.

While the Company has elected not to implement NYSE corporate governance rules requiring the Compensation and Leadership Development Committee to determine the compensation of the Chief Executive Officer, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003. For more information regarding the duties of the Compensation and Leadership Development Committee, see the subsection titled “How We Determine Compensation—Role of the Compensation and Leadership Development Committee” under the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

Governance and Nominating Committee. The Governance and Nominating Committee’s primary functions are to (i) review and recommend to the Board Corporate Governance Principles applicable to the Company; (ii) review and recommend to the Board a Code of Conduct applicable to the Company; (iii) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; and (iv) identify, evaluate and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders. The members of the Governance and Nominating Committee during fiscal year 2015 were Mr. Thurber, as Chairman, Mr. Kever and Mr. Sauer. In November 2015, Ms. Durham and Ms. Tyson were appointed to the Governance and Nominating Committee and Messrs. Kever and Sauer ceased serving on the Governance and Nominating Committee. The Governance and Nominating Committee held five meetings during fiscal year 2015.

While the Company has not established minimum qualifications for director nominations, the Company has established, and the Governance and Nominating Committee charter contains, criteria by which the Governance and Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Governance and Nominating Committee takes into account the applicable requirements for directors under the Exchange Act, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Governance and Nominating Committee also can take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and such other factors or criteria that the Governance and Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. While the Governance and Nominating Committee does not have a formal policy on diversity with regard to its consideration of nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experiences.

The Governance and Nominating Committee can (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Governance and Nominating Committee can (but is not required to) consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee in the manner described in the section of this Proxy Statement titled “Shareholder Communications.” Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company’s by-laws as discussed below in the section of this Proxy Statement titled “Shareholder Proposals and Director Nominations.”

Strategy and Acquisitions Committee. The Strategy and Acquisitions Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities relating to long-term strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions and divestitures by the Company. Among other things, the Strategy and Acquisitions Committee is required to develop, together with the CEO and his team, and recommend to the Board an annual strategic plan and long-term strategy and to continuously monitor the Company’s progress against such plan. The members of the Strategy and Acquisitions Committee during fiscal year 2015 were Mr. Banister, as Chairman, Kathleen Bader (who resigned from the Board in March 2015), Mr. Kever, Mr. Sauer and Mr. Thurber. Ms. Durham was appointed to the Strategy and Acquisitions Committee in November 2015. The Strategy and Acquisitions Committee held nine meetings during fiscal year 2015.

Executive Committee. The Executive Committee’s primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial, such as approving (i) the opening and closing of bank accounts and (ii) amendments to benefit plans for which Compensation and Leadership Development Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following Board meeting. The members of the Executive Committee are Mr. Tyson, Mr. Kever and Ms. Tyson. The Executive Committee took action by written consent in lieu of a meeting sixteen times during fiscal year 2015.

Corporate Governance Principles; Committee Charters; Code of Conduct. The Board has adopted Corporate Governance Principles, and each of the board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s Investor Relations website at http://ir.tyson.com and in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation and Leadership Development Committee are Mr. Sauer, Mr. Banister and Mr. McNamara. All members of the Compensation and Leadership Development Committee during fiscal year 2015 were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation and Leadership Development Committee serving during fiscal year 2015 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2015, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Leadership Development Committee or Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015
In fiscal year 2015, the Company’s Director Compensation Policy provided the following elements of compensation to non-employee directors:

•	An annual retainer of $100,000 (payable in quarterly installments).

•
A grant of a deferred stock award for shares of Class A Common Stock having a value of $150,000 on the date of election or re-election as a director at the Annual Meeting of Shareholders, which award does not become payable until 180 days after the director ceases to serve on the Board. The director may elect, however, to not have the award deferred and instead be distributed on the date of election.

•	An additional annual retainer (payable in quarterly installments) for each of the following positions in the amounts shown:

Lead Independent Director	$25,000
Chairperson of the Audit Committee	$20,000
Chairperson of the Compensation and Leadership Development Committee	$15,000
Chairperson of the Governance and Nominating Committee	$15,000
Chairperson of the Strategy and Acquisitions Committee	$15,000

•
A one-time payment of $25,000 for directors who served during the entirety of fiscal year 2015 to recognize additional services on integration and strategic activities subsequent to the acquisition of The Hillshire Brands Company in August 2014.

Each non-employee director also had the option to defer any portion of his or her cash retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. In fiscal year 2015, no non-employee director opted to defer any portion of his or her retainer.
The table below summarizes the total compensation earned or paid by the Company to directors who were not executive officers during fiscal year 2015.

Name	Fees earned or paid in cash ($)		Stock awards ($)(1)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Kathleen M. Bader (3)	80,625		150,000	0	0	0	0		230,625
Gaurdie E. Banister Jr.	152,500	(4)	150,000	0	0	0	0		302,500
Mikel A. Durham (5)	0		0	0	0	0	0		0
Jim Kever	120,000	(4)	150,000	0	0	0	*		270,683
Kevin M. McNamara	138,125	(4)	150,000	0	0	0	*		290,537
Brad T. Sauer	134,375	(4)	150,000	0	0	0	0		284,375
Robert Thurber	134,375	(4)	150,000	0	0	0	*		287,820
Barbara A. Tyson	120,000	(4)	150,000	0	0	0	16,101	(6)	286,101
Al Zapanta (7)	45,000		0	0	0	0	*		48,876
_______________________________

*	Indicates value less than $10,000

(1)
The amounts in this column represent the grant date fair value of deferred stock awards granted in fiscal year 2015. The Company has determined the fair value of these awards in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2015. The expense of these awards is recognized ratably over one year from the date of the award. Recipients of these awards are entitled to dividends during the vesting period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon vesting.

(2)
As of the last day of fiscal year 2015, outstanding deferred stock awards for individuals serving as non-employee directors during fiscal year 2015 were as follows: Ms. Bader (0); Mr. Banister (6,698); Ms. Durham (0); Mr. Kever (61,003); Mr. McNamara (44,718); Mr. Sauer (29,677); Mr. Thurber (29,865); Ms. Tyson (19,577); and Mr. Zapanta (0).

(3)	Ms. Bader resigned from the Board on March 4, 2015.

(4)
Includes a one-time payment of $25,000 to independent directors who served during the entirety of fiscal year 2015 in recognition of their additional services on integration and strategic activities subsequent to the acquisition of The Hillshire Brands Company in August 2014.

(5)	Ms. Durham was elected to the Board on July 30, 2015.

(6)	This amount includes premiums paid by the Company for a health insurance plan and a medical reimbursement plan.

(7)	Mr. Zapanta retired from the Board on January 30, 2015.

REAPPROVAL OF ANNUAL INCENTIVE COMPENSATION PLAN FOR
SENIOR EXECUTIVE OFFICERS
Shareholders are being asked to reapprove the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (referenced as the “Executive Incentive Plan”), which was originally approved by the Board on November 19, 2004, and by the Company’s shareholders at the Annual Meeting of Shareholders on February 4, 2005. Section 162(m) requires that shareholders reapprove the Executive Incentive Plan every five years. The following description of the Executive Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document. A full and complete copy of the Executive Incentive Plan is attached to this Proxy Statement as Appendix A.
The Executive Incentive Plan has been reapproved by the Board, subject to reapproval by shareholders. If the Executive Incentive Plan is reapproved by the shareholders, the plan will continue to be effective.
Purpose
The purpose of the Executive Incentive Plan is to recruit and retain highly qualified executives, to provide incentives to such individuals to attain the goals of the Company, to provide such employees of the Company with incentive compensation based on the performance of the Company in order to enhance shareholder value and to maximize the deductibility of any payments under the Executive Incentive Plan. The Compensation and Leadership Development Committee utilizes the Executive Incentive Plan to determine annual incentive bonuses for employees participating in the Executive Incentive Plan.
Executive Officers Eligible
Each executive officer of the Company is eligible to receive awards under the Executive Incentive Plan if selected for participation by the Compensation and Leadership Development Committee. In total, 13 employees are eligible to participate in the Executive Incentive Plan in fiscal year 2016. Actual participation by any eligible participant, however, is determined by the Compensation and Leadership Development Committee.
Terms of the Executive Incentive Plan
The administration and operation of the Executive Incentive Plan will continue to be supervised by members of the Compensation and Leadership Development Committee, which consists of two or more independent members of the Board. The Compensation and Leadership Development Committee will interpret and construe any and all provisions of the Executive Incentive Plan and any determination made by the Compensation and Leadership Development Committee under the Executive Incentive Plan will be final and conclusive. The Executive Incentive Plan will be interpreted in view of the intention that any grant of compensation pursuant to the Executive Incentive Plan is intended to qualify as performance-based compensation within the meaning of Section 162(m).
Within the first 90 days of each fiscal year, the Compensation and Leadership Development Committee will establish the performance measures for the payment of individual awards under the Executive Incentive Plan. Performance measures are established by the Compensation and Leadership Development Committee under an objective formula or standard consisting of one or any combination of the following criteria:

•	earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	revenue and/or growth in revenue in relation to target objectives;

•	total shareholder return (measured as the total of the appreciation of, and dividends declared on, Class A Common Stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on shareholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	operating income in relation to target objectives;

•	EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;

•	Company stock price performance as compared against a peer group of companies selected by the Compensation and Leadership Development Committee; or

•	any combination of the foregoing.
Subject to Section 162(m), the Compensation and Leadership Development Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting standards or principles.
The Compensation and Leadership Development Committee determines the performance measures applicable to a fiscal year and the procedure for calculating the amount of the annual incentive bonus payable to each participant based upon the level of the performance measure(s) achieved. The Compensation and Leadership Development Committee may then reduce, but not increase, in its sole discretion, the amount of the incentive bonus which would have otherwise been payable to any particular participant based upon the Compensation and Leadership Development Committee’s determination of the individual performance of the executive for the year and the Company’s overall performance. In no event will the amount of any annual bonus payable to any executive under the Executive Incentive Plan exceed $10 million.
Any annual incentive bonus that becomes payable for a fiscal year will generally be paid in cash or shares of Company Class A Common Stock, at the Company’s discretion, as soon as practicable after the close of the fiscal year. Subject to the reapproval of the Executive Incentive Plan, any shares of Class A Common Stock issued in payment of an annual incentive bonus will be issued pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successor or substitute plan that has been approved by shareholders of the Company.
An executive may defer receipt of all or a portion of any award received under the Executive Incentive Plan, to the extent permitted by any deferred compensation plan then maintained by the Company, and designate a beneficiary to receive any payments to be made following the executive’s death.
Amendment and Termination of the Executive Incentive Plan
The Compensation and Leadership Development Committee may at any time amend, suspend, discontinue or terminate the Executive Incentive Plan.
Tax Consequences
The Executive Incentive Plan is intended to maximize, but does not ensure, the deductibility of bonuses paid thereunder to eligible participants under Section 162(m). Payments to the executives under the Executive Incentive Plan are taxable compensation to the recipient upon receipt and are deductible as compensation by the Company, subject to Section 162(m).

PLAN BENEFITS
Annual Incentive Compensation Plan for Senior Executive Officers
In fiscal year 2015, the participants in the Executive Incentive Plan were Andy Callahan, Howell (“Hal”) Carper, Sally Grimes, Tom Hayes, Donnie King, Dennis Leatherby, Wes Morris, Donnie Smith, Stephen R. Stouffer, John Tyson, David L. Van Bebber and Noel White.

The participants for fiscal year 2016 are Andy Callahan, Hal Carper, Sally Grimes, Tom Hayes, Donnie King, Dennis Leatherby, Mary Oleksiuk, Mike Roetzel, Donnie Smith, Stephen R. Stouffer, John Tyson, David L. Van Bebber and Noel White (collectively, the “2016 Participants”). At this time, it is not possible to determine any amounts that any of the 2016 Participants may be eligible to receive in or allocated to fiscal year 2016 based on fiscal year 2016 performance. Notwithstanding, the below table provides the amounts which would be eligible to be received by the fiscal year 2015 NEOs, executive officer group and non-executive officer director group for fiscal year 2016 performance under the Executive Incentive Plan assuming (i) the target performance level is achieved, (ii) executive officer salaries are the same as at the end of fiscal year 2015 and (iii) shareholders reapprove the Executive Incentive Plan.

PLAN BENEFITS
Annual Incentive Compensation Plan for Senior Executive Officers
Name and Position	Dollar Value ($)	Number of Units
John Tyson, Chairman of the Board	1,671,872	0
Donnie Smith, President and Chief Executive Officer	2,065,253	0
Dennis Leatherby, Executive Vice President and Chief Financial Officer	863,346	0
Donnie King, President North American Operations	1,324,003	0
Noel White, President Poultry	1,201,590	0
Executive Group	12,997,852	0
Non-Executive Director Group(1)	0	0
Non-Executive Officer Employee Group(1)	0	0

(1)	Only executive officers are eligible to participate in the Executive Incentive Plan.

The Executive Incentive Plan is being submitted for shareholder reapproval at the Annual Meeting so that certain awards under the plan can continue to qualify for deductibility by the Company under Section 162(m). However, shareholder reapproval of the Executive Incentive Plan is only one of several requirements under Section 162(m) that must be satisfied for awards under the plan to qualify for the performance-based compensation exception, and approval of the plan by shareholders should not be viewed as a guarantee that all amounts paid under the plan will, in practice, be deductible by the Company.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE BOARD PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE BOARD PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Approval of the Board Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has selected PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2016. Shareholders are asked to ratify this selection at the Annual Meeting. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit Fees
The fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended October 3, 2015 and September 27, 2014, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years were $5,913,030 and $4,452,282, respectively.
Audit-Related Fees
Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended October 3, 2015 and September 27, 2014, and not included in the audit fees listed above, were $202,000 and $572,165, respectively. These services comprise engagements to perform audits of employee benefit plans and required agreed-upon procedures for both fiscal years and, with respect to the fiscal year ended September 27, 2014, engagements to perform due diligence procedures in connection with the Company’s acquisition of The Hillshire Brands Company.
Tax Fees
Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning, which included expatriate tax services, federal research and development credit consulting and tax audit assistance, for each of the fiscal years ended October 3, 2015 and September 27, 2014 were $367,061 and $400,362, respectively.
All Other Fees
For each of the fiscal years ended October 3, 2015 and September 27, 2014, PwC billed the Company $159,600 and $445,424, respectively, for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” For the fiscal year ended October 3, 2015, these fees were for (i) an on-line research tool for accounting rules and guidance, and (ii) software consulting services for The Hillshire Brands Company, which the Company acquired in August 2014. For the fiscal year ended September 27, 2014, these fees were for (i) an on-line research tool for accounting rules and guidance, (ii) risk management consulting services and (iii) software consulting services for The Hillshire Brands Company.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company’s Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 1, 2016.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2016 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

SHAREHOLDER PROPOSALS

The Company has received notice of the intention of shareholders to present six separate proposals for voting at the Annual Meeting. The texts of the shareholder proposals and supporting statements appear exactly as received by the Company unless otherwise noted. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponents of those shareholder proposals. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponents of any shareholder proposal upon request made to the Company’s corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524.

SHAREHOLDER PROPOSAL NO. 1

RESOLVED, that shareholders request that Tyson Foods disclose to shareholders- within six months after the 2016 annual meeting, at reasonable cost and omitting proprietary information-the potential risks and operational impacts associated with indefinitely allowing “gestation crates” in its supply system, including those regarding impacts on animal cruelty, brand reputation, customer relations, public perception, and regulatory compliance.

SUPPORTING STATEMENT:

TysonProposal@gmail.com

Tyson allows gestation crates-cages which confine pigs so restrictively they’re unable to turn around-in its supply chain, with no plans to eliminate them. This causes great concern.

•
Concerns over these cages have shifted the marketplace: More than 60 leading, global pork buyers have publicly announced plans to eliminate gestation crates from their supply chains, including McDonald’s, Burger King, Costco, Safeway, Kroger, Oscar Mayer and dozens more.

•	Tyson has already lost business over its position on this issue-a fact it has not disclosed to shareholders.

•	The National Pork Board reports that a majority of hog farmers aren’t using or have plans to move away from gestation crates.

•
Competitors, like Smithfield and Cargill, are eliminating gestation crates. Cargill announced that eliminating crates was a decision “we made as the result of listening to the marketplace in recent years.” And Smithfield’s CEO notes that eliminating gestation crates “will help maintain the farms’ value for years to come.”

•	Nine U.S. states have passed legislation banning gestation crates.

•
A 2.5 year Iowa State University study-in the nation’s top hog producing state-found that a production system without gestation crates resulted in cost “that was 11% less than the cost” of the gestation crate system.

•
“A vote for the animal welfare proposal is warranted,” wrote ISS (regarding a similar proposal), “because current regulatory and industry trends indicate a shift away from the use of gestation crates and shareholders would benefit from more information about how the company is evaluating and managing the potential risks associated with this changing landscape.”

•	“The use of gestation crates could place companies at a financial disadvantage from an operational perspective,” concludes Glass Lewis.

Tyson seems to recognize this issue’s relevance: in 2014, it sent a letter to farmers in its supply system indicating that “future sow housing” should allow greater freedom of movement, and “asking” some of its contract farmers to improve the “quality and quantity of space” for some of their facilities. But that letter merely suggests changes, without expressly disallowing the controversial gestation crates. So unlike its competitors and customers, Tyson neither prohibits gestation crates nor plans to phase them out. Given marketplace and industry trends, that’s simply an untenable position.

Therefore, we encourage a vote FOR this modest proposal, which simply asks Tyson to disclose the risks associated with its current position on this issue.

Board of Directors’ Statement
In Opposition to Shareholder Proposal No. 1

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

Almost all the hogs we buy to produce pork come from approximately 2,200 independent farmers who raise their market hogs in open pens. Many of these independent farmers also have breeding operations that use individual housing - or gestation stalls - for the welfare of pregnant mother pigs, or gestating sows, while some farmers use group or pen housing. Contrary to the suggestions contained in the proposal, we are responding to the question of gestating sow housing in a number of ways. We support continuous improvement in animal husbandry including the type of housing used for gestating sows. We urge our independent pork producers to address housing systems for gestating sows by focusing on both the quality and quantity of space provided. In connection with this effort, we recommend hog farmers address space standards for gestating sows when they re-design or build new gestation barns that should allow gestating sows of all sizes to stand, turn around, lie down, and stretch their legs. By the end of calendar year 2015, we will have 32 percent of our contract sow farmers utilizing group housing.

In 2000, we became one of the first companies in the meat industry to create an Office of Animal Well-Being, which primarily focuses on the proper treatment of live animals at our processing plants. In 2012, we expanded this effort to the farms that supply the Company with the development of the Tyson FarmCheck™ program, which involves animal well-being audits of those farms. The audits review animal access to water, proper human-animal interaction, and worker training. The FarmCheck program also includes an Animal Well-Being Advisory Panel, Farm Animal Well-Being Research Program, and an internal management team led by our vice president of sustainable food production. Moreover, all of the farmers who sell pigs to us are required to be certified in an industry program called Pork Quality Assurance® Plus, which promotes best practices in food safety and animal well-being. They also are expected to cooperate with Tyson FarmCheck audits and comply with audit guidelines. In addition, we require farmers who manage sows to use euthanasia methods consistent with recommendations in the most current edition of the American Veterinary Medical Association’s Guidelines for the Euthanasia of Animals and strongly encourage the use of pain mitigation (such as anesthetic or analgesic) for tail docking and castration of piglets.

With respect to the subject matter of the proposal, animal experts acknowledge that both individual and group sow housing systems have advantages and disadvantages when it comes to animal well-being. We believe the most important aspect of animal health is the care they receive from farmers, and we believe the family farmers who supply us share our commitment to proper animal treatment and desire for continued improvement. Moreover, the most important consideration is the individual care given to each animal and the caretaker’s management and husbandry skills, regardless of the system used. For all of the reasons detailed above, this proposal is unnecessary.

For the reasons stated above, the Board recommends a vote AGAINST this proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL NO. 2
Policy to Address Water Impacts of Business Operations and Suppliers 2016

Whereas, Tyson Foods is exposed to environmental, reputational, and financial risk associated with water pollution from animal feed and byproducts through its direct operations, contract farms, and suppliers. Water is a critical resource for Tyson’s direct operations, the production of feed inputs, the safety of food produced, and safeguarding the communities in which Tyson operates.

Tyson produces feed for the production of 41,516,000 livestock per week. The cultivation of feed ingredients by suppliers requires fertilizer inputs and presents risks of nutrient runoff that may contain nitrogen and phosphorus.

Animal waste from direct operations and over 5,000 contract farmers may contain nutrients, bacteria, including antibiotic resistant bacteria and pathogens, and pharmaceutical residue. These can leach into local waterways, potentially endangering the environment, public health and Tyson’s own water supply.

A recent lawsuit in Washington State about local groundwater pollution from factory farms found that manure from livestock facilities should be regulated as solid waste.

Tyson’s seventy nine processing plants produce wastewater high in toxins, and while within permitted amounts, these toxins are released into waterways. Tyson faces ongoing federal criminal investigation related to the discharge of wastewater from a Missouri treatment plant into a local stream that caused fish kills and pollution. Tyson paid a $540,000 judgment in response to the civil suit and the U.S. Environmental Protection Agency’s criminal investigation linked to this incident could cost the company up to $500 million annually if government contracts are suspended.

Tyson, its contract farmers and suppliers should be prepared to adjust their operations to keep pace with emerging best practices. Yet, existing company policies, contracts, and codes, including the Supplier Code of Conduct, Core Values, and Environmental, Health, and Safety (EHS) Management Systems do not adequately address water quality concerns. Further, the EHS Systems only apply to company facilities.

Tyson’s current disclosure on water quality does not extend beyond its own facilities and does not enable shareholders to assess performance due to lack of metrics, goals, or information about processes to manage risk of contamination. A recent benchmarking study by Ceres on water management gave Tyson a score of 8/100, demonstrating that its management, policies and disclosure lags behind peers. For example, Smithfield Foods discloses total water discharge and water discharge quality data by effluent parameters.

Resolved: Shareholders request the Board of Directors adopt and implement a water stewardship policy designed to reduce risks of water contamination at: Tyson-owned facilities; facilities under contract to Tyson; and Tyson’s suppliers.

Supporting Statement: Proponents believe Tyson can add a water stewardship policy to the existing Environmental, Health, and Safety Management Systems. The policy should:

•
Encourage leading practices for nutrient management and pollutant limits in its direct operations, suppliers, and contract farms, including by providing financial and technical support to help implement the policy;

•	Outline robust and transparent measures to prevent water pollution incidents;

•	Outline specific time-bound goals; and

•	Include a mechanism to regularly disclose progress on implementation.

Board of Directors’ Statement
In Opposition to Shareholder Proposal No. 2

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

Nothing is more important to our business than maintaining the confidence customers and consumers have in our products. As such, our first commitment is to ensure the wholesomeness and safety of our food products. Water is an essential component of our food safety and quality processes, and we take all manner of actions to protect and preserve water quality, particularly in and around our facilities.

•
As part of our commitment to the environment, we have implemented an environmental management system (EMS) at each of our facilities in the United States. Modeled after the International Organization for Standardization 14001 criteria, our first EMS was implemented in 2004 followed by the remainder of our locations in 2009. We are now working to implement it in our recently acquired Hillshire Brands operations. Our EMS is designed to support achievement of our environmental sustainability goals and to drive year-over-year continual improvement in environmental compliance.

•
During fiscal year 2015, we operated 36 full-treatment and 55 pretreatment wastewater facilities in North America. These facilities are operated in accordance with site-specific permit requirements which are established by the local authorities governing these operations. On a monthly basis, these facilities submit water quality data via their Discharge Monitoring Reports to their respective governing authority. Our long-term goal for these facilities is to eliminate Notices of Violations and permit exceedances.

•
In fiscal year 2013, we formed a Water Council to ensure we have a comprehensive approach to sustainable water use. The goal of the Council is to understand the current landscape for water management in the world, how it relates to our global operations, and to create both short- and long-term plans for water management across our Company. Since the creation of the Council, we have completed a Stage Two Geographic Water Risk Assessment for all of our U.S. operations and conducted a review of U.S. water usage, infrastructure, conservation practices, and scarcity risks. We are now in the process of capital planning which will allow the Council and the Company to implement water sustainability goals.

•
We have reported water usage as part of our sustainability report since 2005; however, as part of our effort to be more transparent about the plans, strategies, and progress we are making to mitigate potential water risk, we have evaluated third-party reporting organizations and view the Carbon Disclosure Project as a credible and reliable organization that will make our efforts to communicate how we are responsibly managing water even more transparent. For this reason, we have elected to participate in the 2016 Carbon Disclosure Project Water Questionnaire.

•
We depend on independent farm families to supply our plants with chicken, beef, and pork. As of October 3, 2015, we contracted with over 3,800 independent poultry producers who operate more than 5,000 farms and bought cattle and hogs from approximately 6,100 independent producers. We strive to support independent farm families in their efforts to run their businesses wisely and to be independent and sustainable enterprises.

•
We have been active in the development of life cycle assessments (LCAs) for the production chain. For instance, we are involved in the National Pork Board’s water, air, land, and carbon footprint assessment. Additionally, we worked with the United Nations’ Food and Agriculture Organization Technical Advisory Group in the harmonization of LCA standards for poultry production, and we have partnered with U.S. Poultry and Egg and other poultry integrators to define sustainable poultry production for our U.S. operations. We are also a founding member of the U.S. Roundtable for Sustainable Beef, a multi-stakeholder initiative developed to advance continuous improvement in the environmental, social, and economic sustainability of the beef value chain.

•
In 2010, we implemented a Supplier Code of Conduct that sets forth the principles and high ethical standards that we strive to achieve and expect our supply partners to try to work toward throughout the course of our business relationship. These principles and ethical standards include, among other things, a dedication to protection of the environment and a commitment to sustainable business practices. We expect our supply partners to operate in a manner that strives to manage responsibly the impacts of their operations on the environment.

We recognize the importance of being a responsible corporate citizen and our Core Values - which define who we are, what we do, and how we do it - are the foundation of corporate sustainability at Tyson Foods, and we are committed to making our Company economically, environmentally, and socially sustainable.

In light of current policies and continuous efforts with respect to water conservation and quality, the adoption of another policy is unnecessary, largely duplicative of the Company’s current policies and procedures and would place additional costs on the Company that produce no value for our shareholders. The Board believes the Company’s present policies and procedures appropriately and adequately address the concerns raised in the proposal. Accordingly, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL NO. 3

[TSN: Rule 14a-8 Proposal, August 13, 2015, Revised August 20, 2015]
Proposal 3 - Independent Board Chairman

Resolved: The shareholders request our Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.    ·

John Tyson, our current Chairman, is not an independent chairman because he previously served as CEO and is also a member of the family that controls our company. By comparison many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. Shareholders are best served by an independent Chairman who can give the board a greater check and balances role in the oversight of management. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

Please vote to enhance shareholder value:
Independent Board Chairman - Proposal 3

Board of Directors’ Statement
In Opposition to Shareholder Proposal No. 3

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

The Board is committed to protecting shareholders’ interests by providing independent oversight of management and has already adopted numerous measures that foster director independence. The Board believes that the current leadership structure fully supports the accountability of management to the independent directors and the Board has taken affirmative steps to facilitate accountability to shareholders and independent oversight of management, including, for example, through the following:

•
Not only does the Company presently separate the roles of Chairman and CEO, but the Board also has a Lead Independent Director who presides over executive sessions of the Company’s independent and non-management directors.

•
The shareholders’ interests have long been protected through the Company’s adherence to the Company’s Corporate Governance Principles, which provide that maintaining qualified, non-management directors on the Board is an integral part of effective governance, and 7 of the 9 current Board members are independent under the New York Stock Exchange listing requirements.

•
The Company maintains a strong and involved committee system with four committees: an Audit Committee, a Compensation and Leadership Development Committee, a Governance and Nominating Committee, and a Strategy and Acquisitions Committee, and all of the members of these committees are independent directors. Therefore, oversight of many critical matters for the Company is entrusted to independent directors. As a non-independent director, Mr. Tyson is not a member of any Board committee. Additionally, we have quarterly executive sessions of independent directors.

We believe the leadership and vision of the Tyson family for the last 80 years contributed greatly to the Company’s success, and provided a long-term view of the Company’s performance in decision-making.

The Chairman’s position demands an individual with strong leadership skills as well as an intimate knowledge of the Company. The Board believes it is important to have the flexibility to select a Chairman who is the best person for the job, regardless of that person’s independence. In contrast, implementing a policy as requested by the proposal would mandate a fixed and inflexible leadership structure for the Company and would prevent the Board, including future boards, from determining the most appropriate leadership structure for the Company. The primary responsibility of the Board is to foster the long-term success of the Company, and a key element in fulfilling this responsibility is to determine periodically which person should serve as our Chairman of the Board. The members of the Board are in the best position to make this decision based on their knowledge of the Company, and the Board determined that Mr. Tyson is the right person to serve as Chairman at this time. As the proposal notes, Netflix voted for an independent chairman, but its Chairman at the time was also its CEO. The comparison, however, is misplaced. Mr. Tyson relinquished the CEO position in 2006.

For the reasons stated above, the Board recommends a vote AGAINST this proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL NO. 4

RESOLVED: Shareholders request that Tyson Foods Inc. take all practicable steps in its control toward initiating and adopting a recapitalization plan for all outstanding stock to have one vote per share. This would include efforts at the earliest practicable time toward encouragement and negotiation with Class B shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights. This is not intended to unnecessarily limit the Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.

STATEMENT:

Each share of Tyson’s Class A stock entitles its holder to one vote for each director nominee and other proposals, while each share of Tyson’s Class B stock entitles its holder to ten such votes-giving Class B holders 10 times the voting power than that of Class A holders.

As of December 2014, Class B shares constituted only 18.7% of all outstanding Tyson shares while controlling nearly 70% of all shareholder voting power. This type of stock structure draws significant criticism.

For example, The National Bureau of Economic Research published a study on the topic titled, Incentives vs. Control: An Analysis of U.S. Dual-Class Companies, that was co-authored at Harvard Business School, Harvard’s Department of Economics and UPENN’s Wharton School. As the study reported:

•	“Firms adopt dual-class structures when their original owners are reluctant to cede control; later, these firms…invest less, grow slower, and are valued lower.”

•	“The more control that the insiders have, the more they can pursue strategies that are at the expense of outside shareholders.”

As well, a ten year performance and risk review of controlled companies produced by Institutional Shareholder Services (ISS) and the Investor Responsibility Research Center (IRRC) concludes the following:

•	“Controlled companies featuring multiple classes of shares generally underperform over the long term, are perceived as having more financial risk, and offer fewer rights to unaffiliated shareholders.”

•
“These findings present a serious challenge to advocates of controlled firms and their claims that such structures ultimately benefit all shareholders...it does not appear that shareholders benefit from this arrangement.”

Additionally:

•
“There is no management or leadership reason to have two classes of stock except to retain control,” says Sydney Finkelstein, Professor of Management and Associate Dean for Executive Education at Dartmouth’s Tuck School of Business.

•
The Council of Institutional Investors, whose members invest over $3 trillion, has asked NASDAQ and NYSE to stop listing new companies with dual share classes. “This is something that can be fixed and should be fixed,” said CII’s executive director.

•	Dual shares “can cause significant value destruction,” says a senior officer with the Florida State Board of Administration, which manages about $170 billion in pension and insurance funds.

The evidence is clear that a dual-class stock structure, such as Tyson’s, presents shareholder risk. As such, please help protect shareholder value and oversight by voting FOR this proposal, which would give equal voting rights to Tyson’s shareholders.

Board of Directors’ Statement
In Opposition to Shareholder Proposal No. 4

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

The Board believes that the capital structure provided for in our Restated Certificate of Incorporation is in the best interests of the Company and its shareholders. The dual-class capital structure with two classes of common stock (Class A common stock with one vote per share and Class B common stock with ten votes per share) has been in existence since we reincorporated in Delaware in 1986. Every investor purchasing a share of our Class A common stock is aware of this capital structure, and many are attracted to our stock by the long-term stability that the Tyson Limited Partnership (TLP), our controlling shareholder, and the Tyson family provide to the company.

We believe our success is owed in large part to the leadership and vision the Tyson family has provided over the last 80 years. The Company was founded in 1935 by John W. Tyson, whose family has continued to be involved, with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Members of the Tyson family are bound to the Company in both an economic sense through their interest in the TLP and also on the basis of heritage, stewardship and loyalty. As a direct result of the dual-class structure, the Tyson family has a special interest in the long-term success of the Company and provides stability in the face of short-term market pressures and outside influences. This structure also ensures that the Company maintains a solid and loyal investor base throughout economic downturns and crises. Through their actions over the past 80 years, the Tyson family has demonstrated that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement.

Despite the Class B shareholders’ voting control of the Company, shareholders’ interests have long been protected within this structure through the Company’s adherence to the Company’s Corporate Governance Principles and other corporate governance practices and principles that complement the share capital structure and reinforce the Company’s strong commitment to both long-term sustainability and shareholder value. Among our robust corporate governance practices are the following:

•	At least 75% of our director nominees are independent	•	Independent audit, compensation, governance and nominating committees
•	The separate roles of our Chairman, CEO and Lead Independent Director	•	Board makeup highlighted by strong leadership, diversity and experience
•	Deferred shares for director and strong ownership requirements for directors and senior officers	•	Quarterly executive sessions of independent directors

In addition, recent financial performance evidences that our shareholders have benefited from our dual class structure. Specifically, the performance of the Company’s stock price over the past six years has been exceptional. Furthermore, the Board believes that our current ownership structure has helped insulate our Company from business cycles and related short-term pressures, while allowing the Board and senior management to focus on our long-term success.

We believe the current capital structure is in the best interests of the Company. The support of the Class B shareholders has provided significant stability to the business, and the long history of Tyson family involvement in the Company has been one of its greatest strengths. The Board believes that elimination of the dual-class structure will improve neither the corporate governance nor the long-term financial performance of the Company. For the reasons stated above, the Board recommends a vote AGAINST this proposal because it is not in the best interests of the Company or its shareholders.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL NO. 5

SHAREHOLDER PROPOSAL REGARDING REPORT ON WORKING CONDITIONS
WHEREAS:
Despite advances in technology, the American poultry industry relies on roughly 250,000 workers to process 8.5 billion chickens annually. Workers remain vital to the industry’s future, yet research demonstrates that poultry workers suffer elevated rates of injury and illness and face obstacles to reporting workplace safety violations. The Department of Labor reports that poultry workers suffer injuries and illnesses at five times the national average, and suffer carpal tunnel syndrome at seven times the national average. Worker health and safety, and the need for sustainable improvements, are significant social policy issues.
The Tyson Foods Code of Conduct sets standards for workers’ rights, but investigations have unveiled conditions that do not meet these standards. For example, Tyson paid over $500,000 in safety violations fines over the last six years. Between 2006 and 2010, Tyson paid roughly $4 million in penalties and had to establish risk management programs after violating a safety regulation. Other potential indirect costs, such as workplace disruption, downtime and loss of productivity, and worker replacement and re-training, also have an impact on the bottom line.
Worker health and safety, when not managed properly, not only directly impact worker absenteeism, turnover and performance, but also pose substantial regulatory, legal, reputational and financial risks. In addition, consumers are increasingly concerned about how their food is produced and are willing to base their purchasing decisions on issues of social responsibility.
Given its 23% U.S. market share, Tyson is positioned to lead the industry in raising awareness about and driving improvements in occupational safety. Such improvements can be expected to make employees healthier and more satisfied and committed to the company’s welfare.
By preparing annual reports regarding occupational safety in its processing plants, Tyson would, (1) consistent with the adage that “what gets measured gets managed,” strengthen its ability to assess and improve its employees’ working conditions; (2) enable shareholders to understand risks related to an adverse environment; and (3) engrain a long-term culture of dedication to responsible business operations.
RESOLVED:
Shareholders request that the Board of Directors cause Tyson to publish, by April 1, 2016 and annually thereafter, a report disclosing objective assessments of working conditions in its processing plants. Reports should include incidents of non-compliance with safety and labor laws, remedial actions taken and measures contributing to long-term mitigation and improvements. Among other disclosures, reports should include employee injury causes and rates. The report should be publicly released at reasonable cost, omitting proprietary information and other information protected by privacy and other laws, and using a phased, tiered or other approach that the company deems reasonable and practical.
SUPPORTING STATEMENT:
Annual detailed reporting would: strengthen Tyson’s ability to assess and improve working conditions for its employees and to lead the industry in addressing a significant social policy issue; enable shareholders to better understand potential regulatory, legal, reputational and financial risks relating to worker health and safety; and enhance shareholder value by improving brand reputation in the consumer market.

Board of Directors’ Statement
In Opposition to Shareholder Proposal No. 5

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

We value the health and safety of, and are committed to providing a safe working environment for, all Team Members, including those who work in our processing plants. Worldwide, we have approximately 113,000 Team Members working at over 400 facilities. Despite our continued focus on Team Member safety and efforts to eliminate all workplace injuries and illnesses, sometimes injuries and illnesses occur.

In terms of prevention, the Tyson Foods Team Member Bill of Rights includes, as its first provision, that all Team Members are entitled to a safe workplace, and we maintain Team Member safety committees (which include hourly and management Team Members) that meet on a regular basis to examine safety practices and implement the best safety practices for all Team Members in accordance with federal and state laws. In addition to these committees, we recently established an Executive Safety Council to oversee the Company’s safety initiatives. The council is chaired by our CEO and contains several members of senior management. We also employ experts in occupational safety, industrial hygiene, health care, ergonomics, process safety, loss prevention, transportation safety, and other specialists who serve in key health and safety roles at our corporate and plant levels. Finally, Team Members are encouraged to refer at-risk behaviors to supervisors, at any time, to support a safe and healthy working environment, without fear of reprisal.

In terms of the Company’s culture, the Tyson Foods Code of Conduct provides, among other things, the foundation of a safety culture based on the premise of eliminating workplace incidents, risks, and hazards through mandatory training in core safety mandates primarily focused on plant activities and environments and job safety analyses to continually help identify hazards associated with specific jobs and job tasks in order to eliminate safety events by reducing their frequency and severity.

In light of our engagement and commitment to actions on these issues, we believe that the report requested under the proposal is unnecessary and would place additional costs on the Company without producing additional value for our shareholders or improving upon our ongoing commitment to a safe working environment.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL NO. 6

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareowners and long-term value.

Resolved, the shareowners of Tyson Foods (“Tyson”) request the preparation of a report, updated annually, disclosing the following information:

1.Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications;

2.Payments by Tyson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient;

3.Tyson’s membership in and payments to any tax-exempt organization that writes and endorses model legislation;

4.Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Tyson is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Tyson’s website.

Supporting Statement

As shareowners, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Tyson serves on the boards of the North American Meat Institute and the National Chicken Council. Tyson does not disclose its trade association memberships, nor payments and the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to Tyson’s long-term interests.

Tyson spent approximately $4.509 million from 2012-2014 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states, where Tyson also lobbies but disclosure is uneven or absent. For example, in Texas for 2013-2014, Tyson had four contracts with lobbyists worth a total of from $100,000 to $200,000 (Texas Ethics Commission). Tyson has drawn attention for its lobbying (“John Oliver 1, Big Chicken O?” Open Secrets, July 13, 2015). Nor does Tyson disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Board of Directors’ Statement
In Opposition to Shareholder Proposal No. 6

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

As an initial matter, we note that certain facts and implications in the proposal are inaccurate. The Company is not a member of, nor does it contribute to, the American Legislative Exchange Council. Moreover, the proposal overstates the actual amount the Company paid for certain lobbying activities.

The focus of the proposal appears to be on ensuring the transparency and accountability of the Company’s lobbying and political activities.  The Company has from time to time pursued and will continue to pursue efforts to help inform public policy decisions at both the state and federal levels that have the potential to affect our customers, Team Members, and the communities in which we operate. We believe, however, that the Company already has in place a number of policies and processes that ensure the transparency and accountability sought by the proposal. Our Code of Conduct requires us to adhere to strict laws governing corporate political activities, lobbying, and contributions that vary around the globe. For this reason, we have specific individuals with the responsibility of engaging in efforts to discuss legislation or government policy with political officials. The Code of Conduct is publicly available to all shareholders on our website at www.tysonfoods.com. We also disclose to the U.S. House and Senate corporate expenditures paid to trade associations that are involved with advocacy efforts, and our reports are publicly available at:
http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm; and http://lobbyingdisclosure.house.gov.

In addition, the Company has a Charitable and Political Contribution Policy that ensures that any charitable donation or political contribution made by the Company complies with relevant laws. Any political contributions made by the Company will be made and reported in accordance with all applicable federal, state, and local laws. All political contributions from the Company must be made through the Company’s Corporate Affairs department and must be approved by an officer in such department.

The Company also has a political action committee (“TYPAC”) that is a multicandidate committee. TYPAC is required to comply with all laws and files mandatory disclosures of receipts and disbursements with the Federal Election Commission, which are available at http://fec.gov/. Certain of the Company’s executive officers and Treasury Team Members are the officers of TYPAC, and contributors are salaried management Team Members. The Company’s vice president of government relations makes disbursement requests that the executive vice president of corporate affairs must approve. The Company’s Treasury department manages the bank account, makes deposits, writes disbursement checks, and files compliance reporting with the FEC, and the Company’s Accounting department reconciles the bank statements to the account ledger quarterly.

The proposal also highlights a particular concern regarding the transparency of trade associations to which the Company may belong. Participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members, but that we believe that the associations take many positions and address many issues in a meaningful and influential manner and in a way that will be to the Company’s benefit. Furthermore, we continually evaluate our support of office-holders, industry groups, and other associations to focus on key supporters of initiatives of value to the interests of the Company and its shareholders. As noted, we have in place effective reporting and compliance procedures to ensure that our contributions are made in accordance with applicable law, and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations of which we are a member. And, as discussed above, the Company is required to, and does, make certain disclosures at the federal level related to federal political activity, specifically lobbying.

We believe that participating in the political process in a transparent manner is key to good governance and an important way to enhance shareholder value and promote healthy corporate citizenship. However, given the existing system of reporting and accountability already in place for the Company, the proposal would require the Company to produce duplicative information that we already disclose, incurring additional expense with no added benefit to shareholders. If adopted, because the proposal would apply only to Tyson and to no other company in its industry, it could also result in a competitive disadvantage for the Company.

For the reasons stated above, the Board recommends a vote AGAINST this proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.

Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chairman, Chief Executive Officer, Chief Financial Officer and certain other executive officers who were the most highly compensated in fiscal year 2015. These individuals, referred to as “named executive officers” or “NEOs,” are identified below along with their offices held during fiscal year 2015:

•	John Tyson, Chairman of the Board (“Chairman”)

•	Donnie Smith, President and Chief Executive Officer (“CEO”)

•	Dennis Leatherby, Executive Vice President and Chief Financial Officer (“CFO”)

•	Donnie King, President North American Operations

•	Noel White, President Poultry

Fiscal Year 2015 Summary
We achieved record sales of $41.4 billion and adjusted EBIT, for purposes of performance incentive payments to our NEOs, was $2.063 billion. Based on fiscal year 2015 performance, our NEOs earned eligibility for, and were awarded, performance incentive payments under our Executive Incentive Plan (as defined below) approximating 108% of their target performance incentive payments.
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our executive compensation programs.
Shareholder Alignment. One of the primary objectives of our executive compensation philosophy is to appropriately link executive pay with the Company’s financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests.
Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the food industry and at other public and private companies. We believe our executive compensation should be competitive with the organizations with which we compete for talent. As such, it is our goal to provide compensation at levels (both in terms of benefits provided and amounts paid) that attracts, motivates and retains superior executive talent for the long-term.
Link Pay to Performance. We believe that as an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short-term and long-term), subject to corporate, segment, individual, stock price and/or earnings performance measures. Our compensation program is designed to link pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through incentive awards based on Company earnings and performance goals. As performance goals are met or exceeded, executives are rewarded commensurately.
How We Determine Compensation
Role of the Compensation and Leadership Development Committee. In general, the Compensation and Leadership Development Committee (the “Compensation Committee”) works with management to set compensation philosophy and objectives and to compensate key executives in accordance with such philosophy and objectives. More specifically, the Compensation Committee periodically reviews and approves the Company’s stated compensation strategy, corporate goals and objectives relevant to management compensation and total compensation policy to evaluate whether they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain key executive talent and link compensation to corporate performance. The Compensation Committee also annually reviews the composition of the peer groups used for competitive pay/performance benchmarking. Periodically the Compensation Committee compares total compensation for the Chairman and the CEO and the Company’s band level structure to the relevant external benchmarks. A discussion of the peer group and external benchmarks used in establishing compensation is set forth below under the heading “Role of Compensation Consultants/Benchmarking.” The Compensation Committee’s charter describes additional duties and responsibilities of the Compensation Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation Committee’s charter can be found on the Company’s Investor Relations website at http://ir.tyson.com.
The Compensation Committee works with the intention that its decisions will be consistent with tax regulations, relevant law and NYSE listing requirements while also ensuring that compensation matters are handled in a manner satisfactory to the Company’s principal shareholder. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation Committee is not required to determine the compensation of our CEO in its sole discretion. However, the Compensation Committee has approved the employment contracts and total compensation for our CEO since 2003.
The Compensation Committee is expressly authorized in its charter to retain outside legal, accounting or other advisors or experts at the Company’s expense. For fiscal year 2015 compensation decisions, the Compensation Committee did not independently retain any legal, accounting or other advisors or experts.
Say on Pay. Approximately 90% of the votes cast at the 2014 Annual Meeting of Shareholders on the non-binding advisory vote on our named executive officer compensation were voted in support of our executive compensation program.  Consistent with shareholders’ approval, the Compensation Committee continued to apply the same effective principles and philosophy it has used in prior years to determine executive compensation and will continue to consider shareholder concerns and feedback in the future.
Band Structure. Except for Messrs. Tyson and Smith, our executive officers and key employees are compensated based on the Company’s band structure. Our band structure has ten levels, each of which sets forth target amounts for base salary, annual cash performance incentive payments, equity grants and eligibility standards for participation in the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (“SERP”). Actual amounts can be adjusted above or below such targets based on an individual’s responsibility and performance or as a means to align an individual’s total direct compensation with a targeted percentile of a comparison group as determined on a case-by-case basis by such individual’s supervisor. An executive officer’s band level designation is made by the CEO subject to Compensation Committee approvals as deemed necessary for Section 162(m). The designation is based on the individual’s level of responsibility and ability to affect shareholder value relative to other executive officers and key employees.
Our band structure was initially established in 2004 by our human resources group and senior management based on their collective review of recommendations provided by Hay Group together with market analysis and data of executive compensation trends of public and private companies in general (“General Industry Data”). The General Industry Data comprises compensation information from hundreds of companies and is provided by Hay Group. The General Industry Data, as updated from time to time, is used as the benchmark for the Company’s band structure because the Compensation Committee believes it serves as a stable representation of national pay levels. The Compensation Committee and the Company’s human resources group periodically review the band structure and updated market analysis (including the compensation practices of the Compensation Peer Group, discussed below) with senior management and suggest modifications as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophies and objectives. For more detailed discussion regarding decisions with respect to each element and amount of compensation provided for in the band structure, see the section below titled “Elements of Compensation.”
Interaction Between the Compensation Committee and Management. Band level designations for all executive officers, other than Messrs. Tyson and Smith, and key employment contract terms are determined by the CEO in consultation with the Company’s human resources group. The Company’s human resources group then presents a summary of the key terms of each executive officer’s contract, including band level designations, to the Compensation Committee. The Compensation Committee reviews and discusses the contracts and will meet with the Company’s human resources group as it deems necessary to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation Committee, the Compensation Committee will ultimately ratify the employment contracts and band level designations and make all approvals deemed necessary under Section 162(m).
Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Hay Group to periodically identify, and provide data and market analyses regarding compensation practices of, a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the “Compensation Peer Group”) and to periodically update the General Industry Data. The following companies made up the Compensation Peer Group during fiscal year 2015:

Archer-Daniels-Midland Company	Hormel Foods Corporation	Pilgrim’s Pride Corporation
Bunge Limited	Kellogg Company	Sanderson Farms, Inc.
Campbell Soup Company	Kraft Foods Group, Inc.	The Hershey Company
ConAgra Foods, Inc.	McCormick & Company, Inc.	The J. M. Smucker Company
Dean Foods Company	Mondelez International, Inc.
General Mills, Inc.	PepsiCo, Inc.

Kraft Foods Group, Inc. was removed from the Compensation Peer Group as it ceased being a publicly traded company during fiscal year 2015. It was included in the Compensation Peer Group for relevant compensation decisions prior to delisting. PepsiCo, Inc. and The Hershey Company were added to the Compensation Peer Group to more accurately reflect the Company’s peers in terms of industry standing following the Company’s 2014 acquisition of The Hillshire Brands Company.

Hay Group furnishes the data and analyses to our human resources group which are then summarized and presented by our human resources group to the Compensation Committee. The Compensation Committee uses this summary information in its review of compensation for the NEOs and compensation levels within our band structure to determine whether the compensation levels are consistent with our compensation philosophy and our objective of providing competitive compensation that attracts, motivates and retains executive talent.
The Compensation Committee targeted total direct compensation in fiscal year 2015 for Mr. Smith near the 50th percentile of the Compensation Peer Group. The Compensation Committee targeted total direct compensation in fiscal year 2015 at the 50th percentile for Mr. Leatherby, between the 50th and 75th percentiles for Mr. King, and the 75th percentile for Mr. White, all of the General Industry Data. The Compensation Committee does not benchmark Mr. Tyson’s target total direct compensation due to insufficient data with respect to similarly situated officers. The Compensation Committee believes it is necessary to target our CEO’s compensation based on the smaller Compensation Peer Group, which is made up exclusively of public companies in the food industry, because these are companies against which we compete for the specialized talents and experience possessed by our CEO. On the other hand, because many of the talents possessed by the other NEOs transcend a variety of industries, the Compensation Committee believes it appropriate to use the General Industry Data in evaluating the other NEOs’ (other than Mr. Tyson’s) compensation as it represents a cross section of consumer products and other industries, not just food industry companies.

In fiscal year 2015, the data and market analyses described above were the only consulting services provided by Hay Group to the Company. Neither the Compensation Committee nor the Company believes that provision of these services raises any conflict of interest.
How NEOs Are Compensated
It is the Company’s practice to enter into employment contracts with its executive officers. Once compensation decisions are made and an employment contract is executed, the executive officer is entitled to receive the compensation provided for in his or her contract until it is terminated or amended. For a more detailed discussion of each NEO’s employment contract, see the section titled “Employment Contracts” in this Proxy Statement.
John Tyson. Mr. Tyson entered into his current employment contract with the Company on May 1, 2014. The terms of Mr. Tyson’s contract were approved by the Compensation Committee prior to execution. Mr. Tyson is entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Tyson’s base salary and his participation in the Company’s cash and equity performance incentive payment programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.
Donnie Smith. On November 14, 2012, Mr. Smith entered into an employment contract with the Company, the terms of which were approved by the Compensation Committee prior to execution. The decision to approve this contract and the compensation payable thereunder was based upon:

•	an evaluation of historical total compensation made to individuals with similar responsibilities at companies in the Compensation Peer Group;

•	an evaluation of the proposed total compensation in comparison to the Company’s other executive officers to provide compensation commensurate with level of responsibility; and

•	recommendations from the Company’s human resources group and data from Hay Group.
Mr. Smith is entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Smith’s base salary and his participation in the Company’s cash and equity performance incentive payment programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.
As discussed above, Mr. Smith’s total direct compensation was targeted near the 50th percentile of the Compensation Peer Group for fiscal year 2015. Based on available published information, his actual total direct compensation for fiscal year 2015 was between the 50th and 75th percentiles, primarily due to the performance incentive payment under the Executive Incentive Plan.
All Other NEOs. The compensation payable to Messrs. Leatherby, King and White under their respective employment contracts is based on their respective band level designations. During fiscal year 2015, Messrs. King and White were compensated at the highest band level, and Mr. Leatherby was compensated at the second-highest band level.
On November 14, 2012, Mr. Leatherby entered into his current employment contract with the Company and on November 15, 2013, Messrs. King and White entered into their current employment contracts. The decision to approve these contracts and the compensation payable thereunder was based upon recommendations by the Company’s CEO and human resources group and advice from Hay Group. Under these contracts, Messrs. Leatherby, King and White are entitled to a base salary, which may be adjusted by the Company from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Company’s senior management and as approved by the Compensation Committee when deemed required.
With respect to target total direct compensation in fiscal year 2015, Mr. Leatherby was targeted at the 50th percentile, Mr. King was targeted between the 50th and 75th percentiles, and Mr. White was targeted at the 75th percentile, all for similarly situated employees in the General Industry Data. Based on available published information, for fiscal year 2015, Mr. Leatherby’s actual total direct compensation was at the 50th percentile, Mr. King’s actual total direct compensation was between the 50th and 75th percentiles, and Mr. White’s actual total direct compensation was above the 75th percentile.
Elements of Compensation
The Company’s executive compensation program consists of:

•	base salary;

•	annual performance incentive payments;

•	equity-based compensation;

•	financial, retirement and welfare benefit plans; and

•	certain defined perquisites.
Compensation Mix
Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its shareholders. The following table below illustrates the mix of total compensation for Messrs. Tyson and Smith, individually, and Messrs. Leatherby, King and White, as a group, based on compensation paid in fiscal year 2015.

Compensation Element	2015 Total Compensation Mix for Mr. Tyson	2015 Total Compensation Mix for Mr. Smith	2015 Total Compensation Mix for Messrs. Leatherby, King and White
Base Salary	10.40%	8.90%	10.69%
Performance Incentive Payment	20.59%	17.63%	17.20%
Equity-Based Compensation	55.43%	48.03%	44.86%
Financial, Retirement and Welfare Benefit Plans and Perquisites	13.59%	25.44%	27.25%
Base Salary
Each NEO’s employment contract sets an amount for base salary. The Compensation Committee approved such amounts for Messrs. Tyson and Smith as part of its process in approving their respective employment contracts. Base salary amounts for all other NEOs are based on each NEO’s band level. The Company’s band structure sets forth a target amount for base salary at each level. The CEO has discretion to set base salary above or below the target amount as he deems appropriate based on each NEO’s level of responsibility when employment contracts for these individuals are entered into or amended.
The employment contract effective for each NEO during fiscal year 2015 (other than Mr. Tyson’s) states that base salary is subject to adjustment. The base salary under Mr. Tyson’s employment contract can be increased but not decreased. The Compensation Committee has the ability to adjust Messrs. Tyson’s or Smith’s base salary as it deems appropriate. The CEO has the discretion to adjust base salaries for the other current NEOs as he deems appropriate. In determining whether to adjust an NEO’s base salary, the Compensation Committee or the CEO, as applicable, considers (i) changes in an individual’s band level, (ii) the individual’s past performance, (iii) the individual’s potential for advancement within the Company, (iv) changes in level and scope of responsibility for the individual, (v) salaries of persons holding comparably responsible positions at companies represented in the Compensation Peer Group or the General Industry Data, as applicable, and (vi) the targeted percentile of the applicable comparison group for an individual’s total direct compensation. The Compensation Committee or the CEO also considers cost of living adjustments in determining annual base salary adjustments. Neither the CEO nor the Compensation Committee assigns a particular weight to any factor. Annual salary merit increases for NEOs that are approved by the CEO are generally consistent with merit increases for other officers and management personnel.

The table below discloses the base salary in effect for each NEO at the end of fiscal years 2014 and 2015. Each NEO received an annual salary merit increase of approximately 3% during fiscal year 2015.

Name	End of Fiscal Year 2014 Salary ($)	End of Fiscal Year 2015 Salary ($)
John Tyson	901,765	928,818
Donnie Smith	1,113,945	1,147,363
Dennis Leatherby	635,000	654,050
Donnie King	824,000	848,720
Noel White	746,750	770,250
Annual Performance Incentive Payments
Employment contracts with our NEOs provide them an opportunity to receive performance incentive payments. In fiscal year 2015, the cash performance incentive payment plan in place for senior executive officers was the Executive Incentive Plan. This plan is designed to align the interests of management towards the achievement of common corporate goals while attempting to maximize the Company’s ability to deduct for tax purposes any payments made under the Executive Incentive Plan. An NEO selected to participate in the Executive Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2015, the Compensation Committee designated all NEOs as well as other executive officers as eligible participants under the Executive Incentive Plan.
Performance incentive eligibility under the Executive Incentive Plan is based on one or more performance measures established each year by the Compensation Committee. For fiscal year 2015, the Compensation Committee selected Adjusted EBIT as the performance measure under the plan. “EBIT” is the Company’s operating income (which takes into account accruals for performance incentive payments) before interest and taxes, and “Adjusted EBIT” for purposes of performance incentive payments takes into account any unusual or unique items, such as one-time gains or losses. The Compensation Committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses this same measure, in large part, to evaluate the day-to-day performance of the business. For fiscal year 2015, the Compensation Committee set the target Adjusted EBIT level for 100% of target performance incentive payments at $2.0 billion and a threshold level of Adjusted EBIT for 50% of target performance incentive payments at $1.6 billion.
An NEO’s target performance incentive payment eligibility, expressed as a percentage of base salary at the end of the fiscal year, is established each year by the Compensation Committee. Eligibility begins at threshold Adjusted EBIT and increases linearly, up to a maximum of $10 million per NEO. For fiscal year 2015, Messrs. Tyson and Smith were awarded higher performance incentive payment eligibility by the Compensation Committee given their respective levels of responsibility and ability to affect shareholder value relative to the other NEOs. In determining actual performance incentive payments, the Compensation Committee has the discretion to award amounts below, but not above, the eligibility level pertaining to Adjusted EBIT. Actual Adjusted EBIT for purposes of performance incentive payment for fiscal year 2015 was approximately $2.063 billion, resulting in the NEOs’ eligibility for performance incentive payments of approximately 108% of their respective target eligibilities. At the end of fiscal year 2015, the Compensation Committee reviewed each NEO’s eligibility based on this Adjusted EBIT amount and the individual performance of each NEO with our CEO and other members of management and the Board. Based on this review, the Compensation Committee awarded the NEOs the performance incentive payment amounts set forth in the following table.

Name	Salary at 2015 Fiscal Year- End ($)	Eligibility at Target Adjusted EBIT of $2.0 billion (100% of target performance incentive payment) ($)	Eligibility at Target Adjusted EBIT (expressed as percentage of base salary)	Maximum Eligibility at Actual Adjusted EBIT of $2.063 billion (108% of target performance incentive payment) ($)	Actual Performance Incentive Payment for Fiscal Year 2015 ($)
John Tyson	928,818	1,671,872	180%	1,802,278	1,802,278
Donnie Smith	1,147,363	2,065,253	180%	2,226,343	2,226,343
Dennis Leatherby	654,050	863,346	132%	930,687	930,687
Donnie King	848,720	1,324,003	156%	1,427,275	1,355,912
Noel White	770,250	1,201,590	156%	1,295,314	1,295,314

Equity-Based Compensation
We believe equity-based compensation awarded annually is an effective long-term incentive for executives and managers to create value for shareholders as the value of such compensation has a strong correlation to appreciation of the Company’s stock price. Messrs. Tyson’s and Smith’s employment contracts provide for equity-based compensation as determined by the Compensation Committee. The remaining NEOs’ employment contracts provide for equity-based compensation consistent with that provided to other employees in such NEO’s band level. The Company’s band structure sets forth the target number of stock options and the target dollar amount of other equity awards for each band level.
The amounts and types of equity-based compensation to be awarded within the band levels are determined by management and/or the Compensation Committee with a view towards aligning the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation Committee consider the relationship of long-term compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value and the value of equity-based compensation awarded to NEOs to awards made to executives in similar positions within the applicable peer group, and the targeted percentile of the applicable comparison group for an individual’s total direct compensation.
Stock Options. Stock option awards comprised approximately 50% of the NEOs’ equity-based compensation, on a weighted average basis, for fiscal year 2015. The Compensation Committee believes that stock options allow the Company to provide employees with an incentive different from base salary and cash performance incentive payments as options increase in value based on Company share price rather than individual performance. Stock options are typically awarded and approved annually by the Compensation Committee prior to or on a pre-determined grant date. The grant date for fiscal year awards usually occurs four business days after the Company announces fiscal year-end financial results. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant equity awards retroactively. All stock options vest in equal annual increments on each of the first, second and third anniversary of the dates of the award and become fully vested after three years. For the fiscal year 2015 stock option awards, the Compensation Committee set the grant date of November 21, 2014 at its April 30, 2014 meeting and approved the awards at its November 13, 2014 meeting. All stock option awards are issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”). For details regarding stock options granted to the NEOs in fiscal year 2015, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2015” in this Proxy Statement.
Restricted Stock with Performance Criteria. Restricted stock with performance criteria (“restricted stock”) awards comprised approximately 25% of the NEOs’ equity-based compensation, on a weighted average basis, for fiscal year 2015. The actual number of shares of restricted stock granted during fiscal year 2015 was determined by dividing the designated band level dollar value or the dollar value assigned by the CEO or Compensation Committee, as applicable, for restricted stock by the closing price of the Company’s stock on the grant date. For example, if the designated dollar value for restricted stock was $180,000 and the closing stock price on the grant date was $40 per share, the executive received a grant of 4,500 shares of restricted stock.
Restricted stock awards represent the right to receive shares of Class A Common Stock if one or more performance criteria are met within the time period indicated in the grant. Performance criteria are measured three years from the beginning of the fiscal year in which the restricted stock is awarded, and, if the performance criteria are achieved, the award vests. The right to receive Class A Common Stock under a restricted stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer.
On November 13, 2014, the Compensation Committee determined the performance criterion pertaining to the restricted stock awards granted in November 2014 would be the Company’s achievement of a cumulative $100 million Adjusted EBIT for the 2015 through 2017 fiscal years. For restricted stock awards granted on July 2, 2015, the Compensation Committee determined the performance criterion would be the Company’s achievement of a cumulative $125 million Adjusted EBIT over the 2016 and 2017 fiscal years. These criteria were intended to qualify these awards as performance-based compensation under Section 162(m).
With respect to the July 2, 2015 restricted stock awards, the Compensation Committee made the grants to Messrs. King and White and certain other executive officers to motivate retention and in recognition of these officers’ achievements in delivering financial results and integration objectives following the acquisition of The Hillshire Brands Company. The award values were determined by the Compensation Committee as reflecting the officers’ past and anticipated contributions to overall Company performance.
All restricted stock awards are issued under the Stock Incentive Plan. For details regarding restricted stock granted to the NEOs in fiscal year 2015, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2015” in this Proxy Statement.
Performance Stock. Performance stock awards comprised approximately 25% of the NEOs’ equity-based compensation, on a weighted average basis, for fiscal year 2015. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. The actual number of shares of performance stock granted during fiscal year 2015 was determined by dividing the designated band level dollar value or the dollar value assigned by the CEO or Compensation Committee, as applicable, for performance stock by the closing price of the Company’s stock on the grant date. The Compensation Committee approved the fiscal year 2015 performance stock awards at its November 18, 2014 meeting with a grant date of November 21, 2014. Performance criteria are measured three years from the beginning of the fiscal year in which the performance stock is awarded, and, if the performance criteria are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer. All performance stock awards are issued under the Stock Incentive Plan.
On an annual basis, the Company’s senior management, Compensation Committee and human resources group meet to discuss the performance criteria options and levels to be considered for the following year’s grants. Through the course of its review and discussions, the Compensation Committee chooses such options that the Compensation Committee believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved, and (ii) performance measures that are reasonably attainable so as to motivate the officers to achieve the performance goals.
The performance criteria adopted by the Compensation Committee for performance stock awards granted in fiscal year 2015 were as follows:

•	achievement of a cumulative Adjusted EBIT target over the 2015, 2016 and 2017 fiscal years (the “cumulative EBIT criterion”); and

•
a comparison of the stock price of the Company’s Class A Common Stock relative to the stock prices of the Compensation Peer Group over the 2015, 2016 and 2017 fiscal years (the “stock price comparison criterion”).

Each performance criterion accounts for one-half of the performance stock award and is subject to the achievement of performance goals as set forth in the below tables. With respect to the cumulative EBIT criterion, the Adjusted EBIT measure selected is based on management’s projected earnings for the Company over a three-year period. As noted above, the targeted performance goal was established at a level that was designed to be reasonably attainable so as to motivate the officers to achieve the goal. Also, in selecting the cumulative EBIT criterion, the Compensation Committee recognized the importance placed by senior management on this measure in its evaluation of the day-to-day performance of the business. Based on the percentage of the Adjusted EBIT measure achieved, the NEO is entitled to receive upon achievement of the Adjusted EBIT goals the number of shares as set forth in the following table:

Name	Percentage of Cumulative Adjusted EBIT Goal Achieved
	80%	100%	120%	140%
John Tyson	8,517	17,035	25,553	34,071	Number of Shares Awarded*
Donnie Smith	10,648	21,296	31,944	42,592
Dennis Leatherby	2,957	5,915	8,873	11,831
Donnie King	5,560	11,121	16,682	22,243
Noel White	4,377	8,754	13,132	17,509
* Amounts rounded down to the nearest share.
With respect to the stock price comparison criterion, the NEO is entitled to receive the number of shares set forth below, based on the number of Compensation Peer Group members’ stock prices that the Company’s stock price outperforms during the measurement period:

Name	Number of Companies’ Stock Prices Outperformed*
	6	9	12	14
John Tyson	8,517	17,035	25,553	34,071	Number of Shares Awarded**
Donnie Smith	10,648	21,296	31,944	42,592
Dennis Leatherby	2,957	5,915	8,873	11,831
Donnie King	5,560	11,121	16,682	22,243
Noel White	4,377	8,754	13,132	17,509

* If members of the Compensation Peer Group at the date of the grant are subsequently removed from the Compensation Peer Group for reasons set forth in the performance stock award, the stock price comparison criterion is reduced by that same number.

** Amounts rounded down to the nearest share.
For details regarding performance stock awards granted to the NEOs in fiscal year 2015, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2015” in this Proxy Statement.
Following certification of the Company’s fiscal year 2015 performance and stock price performance relative to certain peers, the Compensation Committee approved the vesting of performance shares awarded to the NEOs in fiscal year 2013 based on the Company’s achievement of (i) three-year cumulative EBIT of $5.084 billion where the three-year cumulative target was $3.844 billion and (ii) the stock price performance ranking of second against the 12 other companies in the compensation peer group for purposes of this award in the following amounts:

Name	Number of Shares of Performance Stock
	Stock Price Criterion (200%)	Cumulative EBIT Criterion (180.8%)
John Tyson	51,652.893	46,694.215
Donnie Smith	82,644.628	74,710.744
Dennis Leatherby	22,727.273	20,545.455
Donnie King	23,966.942	21,666.116
Noel White	23,966.942	21,666.116
Financial, Retirement and Welfare Benefit Plans
Our NEOs are eligible to participate in the Company’s financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans, described below, that are only available to contracted officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by the companies in our peer groups according to market data.
Deferred Compensation. The SERP is a nonqualified deferred compensation plan providing life insurance protection during employment and a subsequent retirement benefit to certain officers of the Company, including all NEOs. The SERP allows participating officers, including our NEOs, to supplement the officers’ existing anticipated retirement payments and benefits. Additional information about our SERP is included in the narrative text following the section titled “Pension Benefits” in this Proxy Statement.
Retirement Plans. We also provide the following qualified and nonqualified plans to the NEOs:

•	Employee Stock Purchase Plan;

•	Retirement Savings Plan;

•	Executive Savings Plan; and

•	Executive Long-Term Disability Plan.
The Employee Stock Purchase Plan is a nonqualified benefit plan available to all NEOs and to most employees (some bargaining units do not participate). The purpose of the plan is to offer employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute (on an after tax basis) up to 20% of base pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of base pay contributed. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and to most employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes on the amount saved and any earnings on those amounts until the funds are withdrawn. Participants may elect how their accounts are invested from a number of investment options. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute from 2% to 60% of eligible pay to this plan per pay period, subject to IRS annual limits on contributions and compensation. After one year of service the Company will match 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a nonqualified deferred compensation plan available to the NEOs and other highly compensated employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual performance incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan not otherwise matched under the Retirement Savings Plan. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2015” in this Proxy Statement.
Officers and certain managers of the Company who are party to a written employment contract (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” include salary, annual performance incentive payment and a portion of the current estimated value of restricted stock and stock options. The value of the premiums paid by the Company are included in the participant’s taxable income.

Welfare Plans. Our NEOs and other executives participate in our broad-based employee welfare plans, including medical, dental, vision and other insurance. These plans and benefits are available to all salaried employees. In addition, contracted officers and managers, including our NEOs, have an additional health insurance benefit known as the Executive Medical Reimbursement Plan (“EMRP”). The EMRP reimburses contracted officers (including the NEOs) and certain contracted managers of the Company and their covered dependents up to 100% of medical, prescription drug, dental and vision expenses not covered by Company plans. The benefits eligible to be reimbursed include only those expenses allowable as tax deductions for the Company under tax regulations existing at the time of reimbursement. Benefits through this plan are limited to annual maximums which vary based on position with the Company ($30,000 for each NEO). Each participant is charged a supplemental premium for this benefit.
Perquisites
Pursuant to the employment contracts with the NEOs, we provide certain perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company pays any taxes owed by the NEOs on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation Committee believes that these personal benefits provide executives with benefits comparable to those they would receive at other companies within our peer groups and are necessary for us to remain competitive in the marketplace for executive talent. The Compensation Committee reviews the perquisites on a periodic basis to ensure that they are appropriate in light of the Company’s total compensation program and market practice. For the last completed fiscal year, Messrs. Tyson, Smith, King and White were permitted by their employment contracts to personal use of Company-owned aircraft (subject to certain contractual limits), and all NEOs were eligible for personal use of Company-owned aircraft in the CEO’s discretion. In addition, all NEOs were provided access to event tickets. For fiscal year 2015, Mr. Tyson’s employment contract also entitled him to receive up to $50,000 per year in security services and reimbursement for the annual premium payment on a $7,500,000 life insurance policy. The attributed costs of the perquisites described above for the NEOs for fiscal year 2015 are included in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Years 2015, 2014 and 2013” in this Proxy Statement.
Employment Contracts
The Company maintained employment contracts with each NEO during fiscal year 2015. A summary description of these contracts is provided below.
John Tyson. The Company and Mr. Tyson entered into his current employment contract on May 1, 2014. Mr. Tyson’s employment contract provides for, among other things, an annual base salary of not less than $850,000 (which had increased to $928,818 at the end of fiscal year 2015 in accordance with its terms), participation in the Company’s annual performance incentive payment programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, continued annual payments of $175,196 under the SERP, and participation in the Company’s benefit plans. Additionally, Mr. Tyson is entitled to certain perquisites, including personal use of Company-owned aircraft for up to 275 hours per year, use of Company security personnel consistent with past practice (the expense for which the Company estimates to be $80 per hour), travel security services up to $50,000 annually and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. Tyson and gross-up any tax liability incurred by Mr. Tyson from the receipt of any perquisites. The contract expires on November 25, 2017.
Donnie Smith. Mr. Smith’s November 14, 2012 employment contract provides for, among other things, an annual base salary of $1,050,000 (which had increased to $1,147,363 at the end of fiscal year 2015 in accordance with its terms), participation in the Company’s annual performance incentive payment programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, and participation in the Company’s benefit plans. Additionally, Mr. Smith is entitled to personal use of Company-owned aircraft for up to 50 hours per year. The Company has also agreed to reimburse Mr. Smith and gross-up any tax liability incurred by Mr. Smith from his personal use of Company-owned aircraft. The term of the contract was three years. Subsequent to fiscal year 2015, Mr. Smith entered into a new three-year employment contract with the Company on November 19, 2015, which provides for, among other things, an annual salary of $1,175,000 and substantially the same benefits as his previous contract.
All Other NEOs. The employment contracts with Messrs. Leatherby, King and White, which are described below in more detail, provide for base salary, and participation in the Company’s performance incentive payment programs, equity plans and employee benefit plans. Mr. Leatherby’s employment contract was entered into on November 14, 2012, and Messrs. King’s and White’s employment contracts were entered into on November 15, 2013.

•
Mr. Leatherby’s contract provides for a salary of $566,500 (which had increased to $654,050 at the end of fiscal year 2015 in accordance with its terms). He is eligible for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. The term of the contract is indefinite.

•
Mr. King’s contract provides for a salary of $800,000 (which had increased to $848,720 at the end of fiscal year 2015 in accordance with its terms). He is eligible for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. Additionally, Mr. King is entitled to personal use of Company-owned aircraft for up to 25 hours per year. The Company also agreed to reimburse Mr. King and gross-up any tax liability incurred by him through his use of Company-owned aircraft. The term of the contract is indefinite.

•
Mr. White’s contract provides for a salary of $725,000 (which had increased to $770,250 at the end of fiscal year 2015 in accordance with its terms). He is eligible for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. Additionally, Mr. White is entitled to personal use of Company-owned aircraft for up to 25 hours per year. The Company also agreed to reimburse Mr. White and gross-up any tax liability incurred by him through his use of Company-owned aircraft. The term of the contract is indefinite.

Notwithstanding the term of any employment contract, the Company has the right to terminate the contract at any time upon written notice subject to the obligation, if terminated without cause, to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation. Severance information is more particularly described in the section titled “Potential Payments Upon Termination” in this Proxy Statement.
Certain Benefits Upon a Change in Control
Employment Contracts. Each employment contract in effect during fiscal year 2015 between the Company and our NEOs provided for certain benefits payable to the NEO following a change in control of the Company. The Compensation Committee believes these benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than thirty days after a change in control of the Company, a grantor trust created under the SERP will be funded with the present value of the higher of (i) the minimum defined benefit or (ii) all accrued benefits for each participant under the SERP. Participants will vest in a benefit equal to the amount calculated under the general provisions of the SERP as of the effective date of the change in control, but without regard to any age or service requirements, if following the change in control the SERP is terminated in a manner that adversely affects a participant or a participant experiences a termination of employment (other than a voluntary resignation without good reason or an involuntary termination for cause). For this purpose, “good reason” means: (i) a substantial adverse change in position, duties, title or responsibilities; (ii) any material reduction in base salary or annual performance incentive opportunity or benefit plan coverages; (iii) any relocation required by the Company to an office or location more than 25 miles from the current location; or (iv) failure by a successor to assume the plan. Payment of the amount calculated as of the effective date of the change in control would begin following termination of employment, regardless of age, on an actuarially adjusted basis.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
Change in control information is more particularly described in the section titled “Potential Payments Upon a Change in Control” in this Proxy Statement.
Tax and Accounting Considerations
Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to NEOs (excluding the CFO) that exceeds $1,000,000 unless it qualifies as “performance-based compensation” under Section 162(m). The goal of the Compensation Committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the Compensation Committee may elect to provide compensation outside those requirements when it deems it necessary to achieve the Company’s compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. Compensation paid under the Executive Incentive Plan is intended to be deductible under Section 162(m).
Compensation Expense. The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 14 to our fiscal year 2015 audited financial statements included in our Form 10-K for the fiscal year ended October 3, 2015. Compensation expense of deferred cash awards are based on the amount of the award. The compensation expense for stock options, stock appreciation rights, restricted stock, phantom stock, performance stock and deferred cash is ratably recognized over the vesting period.

Stock Ownership Requirements
The Company’s stock ownership and holding requirements require senior officers (which includes the NEOs) and directors to maintain a minimum equity stake in the Company. These requirements were put into place to strengthen the alignment between the interest of the Company’s directors and senior officers and the interests of its shareholders.
The requirements set forth the minimum amount of shares of Company stock a director and certain officers must own. These ownership requirements are reviewed and modified, if necessary, by the Company at least annually or after a significant increase or decrease in the share price. Each officer subject to the requirements has five years from the effective date of their current employment contract to achieve the applicable level of ownership. Directors have five years from the later of the Company’s annual meeting of shareholders held on February 1, 2013 or his or her initial election as director.
For officers, the levels are based on a multiple of the officer’s salary. Officers that are promoted into new bands will be assigned the appropriate ownership levels based on the new band and will have five years from the date of their promotion to comply with their new ownership requirements. The CEO’s current ownership level is five times annual salary and the remaining NEOs’ levels are currently two times annual salary. As of December 7, 2015, all NEOs were in compliance with the stock ownership requirements. Directors’ ownership levels are four times their annual cash retainer.
Risk Considerations in our Overall Compensation Program
We believe that the Company’s compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to the Company’s long-term performance, we mitigate any short-term risk that could be detrimental to the Company’s long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual’s equity-based performance compensation as a percentage of his or her total compensation as his or her responsibility and ability to affect the financial results of the Company increases. Such equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, who we believe can have the greatest internal influence on the financial performance of the Company. These stock ownership guidelines are designed to strengthen the alignment between the interests of our Board and executive officers and the Company’s shareholders. We believe these guidelines discourage excessive risk-taking that could be detrimental to the long-term interests of the Company, its performance or our stock price. In conclusion, we believe that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015.
Compensation and Leadership Development Committee of the Board of Directors
Brad T. Sauer, Chairman
Gaurdie E. Banister Jr.
Kevin M. McNamara

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Years 2015, 2014 and 2013
The table below summarizes the compensation for our NEOs during fiscal years 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John Tyson, Chairman of the Board	2015	910,089	0	2,190,077	2,661,561	1,802,278	0	1,189,493	8,753,498
	2014	884,087	0	1,485,849	1,739,298	2,482,047	893,839	1,212,590	8,697,710
	2013	804,000	0	1,490,668	1,034,264	3,009,654	0	1,494,679	7,833,265

Donnie Smith, President and Chief Executive Officer	2015	1,124,228	0	2,737,820	3,326,448	2,226,343	2,446,582	765,861	12,627,282
	2014	1,092,107	0	2,377,359	2,782,227	3,102,559	2,421,694	449,673	12,225,619
	2013	1,041,231	0	2,385,069	1,654,436	3,717,808	654,848	420,713	9,874,105

Dennis Leatherby, Executive Vice President and Chief Financial Officer	2015	640,862	0	760,509	924,000	930,687	1,072,544	148,735	4,477,337
	2014	600,333	0	689,434	806,835	1,414,882	1,011,169	170,319	4,692,972
	2013	571,729	0	655,894	454,664	1,470,954	242,173	178,498	3,573,912

Donnie King, President North American Operations	2015	831,606	0	2,429,772	1,737,101	1,355,912	1,189,714	282,815	7,826,920
	2014	784,046	0	1,337,264	1,564,935	1,808,186	1,051,093	209,265	6,754,789
	2013	596,538	0	691,670	479,780	1,557,938	176,816	98,214	3,600,956

Noel White, President Poultry	2015	753,981	0	2,125,526	1,367,584	1,295,314	1,414,894	1,568,392	8,525,691
	2014	711,114	0	1,040,094	1,217,292	1,750,000	1,207,464	358,909	6,284,873
	2013	553,058	0	691,670	479,780	1,422,917	251,158	200,149	3,598,732

_______________________________

(1)
The amounts included in these columns are the aggregate grant date fair values for stock and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2015. Our NEOs do not realize the value of equity-based awards until the awards vest. The actual value that an NEO will realize from these awards is determined by the Company’s future share price and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards.

(2)
The grant date fair values of the restricted stock with performance criteria are based on the maximum outcome of those awards as of the grant date, which is the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The resulting number of shares of restricted stock with performance criteria that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measure tied to these awards. Descriptions of these awards and the performance criteria are provided in the subsection titled “Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. The grant date fair values of performance stock awards are reported in the table above at the probable payout, which is less than the maximum possible payout. The table below shows the grant date fair values of the performance stock awards granted to each NEO during fiscal year 2015 at the probable payout and the maximum payout that would result if the highest levels of performance goals are achieved. The grant date fair values for the performance stock awards are computed in accordance with the rules described in footnote (1). Descriptions of these awards and the performance criteria are provided in the subsection titled “Elements of Compensation—Equity-Based Compensation—Performance Stock” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

Name	Grant Date Fair Value of Performance Stock Awards (Probable Payout) ($)	Grant Date Fair Value of Performance Stock Awards (Maximum Payout) ($)
John Tyson	1,290,174	3,145,586
Donnie Smith	1,612,850	3,932,305
Dennis Leatherby	448,016	1,092,312
Donnie King	842,279	2,053,569
Noel White	663,047	1,616,582

(3)
Amounts reflected in this column are cash payments made to NEOs pursuant to the Executive Incentive Plan. For a more detailed discussion, see the subsection titled “Elements of Compensation—Annual Performance Incentive Payments” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)
The amounts reflected in this column include above market earnings for fiscal year 2015 on nonqualified deferred compensation as follows: Mr. Tyson - $0; Mr. Smith - $73,803; Mr. Leatherby - $27,324; Mr. King - $216; and Mr. White - $47,880. The amounts reflected in this column also include the change in pension values for fiscal year 2015 as follows: Mr. Tyson - $0; Mr. Smith - $2,372,779; Mr. Leatherby - $1,045,220; Mr. King - $1,189,498; and Mr. White - $1,367,014. For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in the section titled “Pension Benefits” in this Proxy Statement.

(5)
The amounts reflected in this column for fiscal years 2013 and 2014 have been adjusted from amounts previously reported to reflect the following: (i) deletion of payments in each of the fiscal years 2013 and 2014 of $175,196 to Mr. Tyson under the SERP, which benefits are permitted to be excluded under applicable SEC executive compensation disclosure rules (see the section titled “Pension Benefits” for more information regarding the SERP; (ii) addition of the value of a gift provided in fiscal year 2014 by the Company to each of Messrs. Smith, Leatherby, King and White; and (iii) addition of tax reimbursements for fiscal years 2013 and 2014, respectively, for Mr. Tyson - $10,109 and $26,432, Mr. Smith - $1,044 and $48,425, Mr. Leatherby - $0 and $30,952, Mr. King - $1,053 and $50,168, and Mr. White - $38,348 and $77,115 in connection with (A) executive life insurance premiums paid by the Company in fiscal years 2013 and 2014 for each of Messrs. Smith, Leatherby, King and White, (B) taxes resulting from an increase in accumulated benefits under the SERP in fiscal years 2013 and 2014 for each of Messrs. Tyson and White, (C) spousal attendance at an event in fiscal years 2013 and 2014 for each of Messrs. Smith and King, and (D) a Company gift provided in fiscal year 2014 to each of Messrs. Smith, Leatherby, King and White. The amounts reflected in this column for fiscal year 2015 represent the sum of all other compensation and perquisites received by the NEOs from the Company, as more fully set forth in the table below.

Name	Year	Reimbursement of Taxes ($)	Executive Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(a)	Company Contribution under the Retirement Savings Plan ($)	Perquisites ($)(b)

John Tyson	2015	182,206	0	0	100,669	10,600	896,018	(c)

Donnie Smith	2015	381,951	46,484	28,106	126,851	10,600	171,869	(d)

Dennis Leatherby	2015	28,843	30,080	16,022	54,216	10,600	*

Donnie King	2015	93,206	46,682	10,395	2,650	10,600	119,282	(e)

Noel White	2015	710,913	51,609	18,850	73,670	10,600	702,750	(f)
_______________________________

*	Indicates value less than $10,000.

(a)
Included in these amounts are matching contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2015, though attributable to performance in fiscal year 2015, as follows: Mr. Tyson - $72,091; Mr. Smith - $89,054; Mr. Leatherby - $37,227; Mr. King - $0; and Mr. White - $51,813 (a description of the Executive Savings Plan is provided under the heading “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2015” under “Executive Savings Plan”). The amounts do not include matching contributions that were attributable to performance in fiscal year 2014 but paid in fiscal year 2015, as those awards were previously reported as fiscal year 2014 compensation.

(b)
The amounts in this column include premiums paid by the Company for a long-term disability insurance policy and the EMRP for each NEO. The values expressed for personal use of Company-owned aircraft in footnotes (c) through

(f), below, are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Messrs. Tyson’s, Smith’s, King’s and White’s personal use of Company-owned aircraft is permitted under their respective employment contracts; moreover, such use must comply with the Company’s then existing aircraft policy and not interfere with the Company’s use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.

(c)	This amount includes $818,462 for personal use of Company-owned aircraft. This also includes amounts for personal security and event tickets.

(d)	This amount includes $156,601 for personal use of Company-owned aircraft and an amount for spousal attendance at an event.

(e)	This amount includes $105,537 for personal use of Company-owned aircraft and an amount for spousal attendance at an event.

(f)
This amount includes $103,137 for personal use of the Company-owned aircraft and an amount for spousal attendance at an event. This amount also includes $588,320 for relocation expenses, including the loss on the sale of his residence, in connection with Mr. White’s appointment as President of the Company’s poultry business. The incremental aggregate cost to the Company was determined based on the amounts paid directly to Mr. White or the service provider, as applicable.

Grants of Plan-Based Awards During Fiscal Year 2015
The table below provides information on equity and cash-based performance awards granted to each of the Company’s NEOs during fiscal year 2015. The equity awards were granted under the Stock Incentive Plan. The cash-based performance awards were granted under the Executive Incentive Plan. More information on plan-based awards is provided in the subsection titled “Elements of Compensation” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Tyson	11/21/2014	11/18/2014	811,589	1,623,177	10,000,000
	11/21/2014	11/18/2014				17,035	34,071	68,142			1,290,174
	11/21/2014	11/13/2014					21,294				899,903
	11/21/2014	11/13/2014							231,239	42.26	2,661,561
Donnie Smith	11/21/2014	11/18/2014	1,002,551	2,005,101	10,000,000
	11/21/2014	11/18/2014				21,296	42,592	85,184			1,612,850
	11/21/2014	11/13/2014					26,620				1,124,970
	11/21/2014	11/13/2014							289,005	42.26	3,326,448
Dennis Leatherby	11/21/2014	11/18/2014	419,100	838,200	10,000,000
	11/21/2014	11/18/2014				5,915	11,831	23,662			448,016
	11/21/2014	11/13/2014					7,395				312,493
	11/21/2014	11/13/2014							80,278	42.26	924,000
Donnie King	11/21/2014	11/18/2014	642,720	1,285,440	10,000,000
	11/21/2014	11/18/2014				11,121	22,243	44,486			842,279
	11/21/2014	11/13/2014					13,902				587,493
	11/21/2014	11/13/2014							150,921	42.26	1,737,101
	7/2/2015	7/2/2015					23,294				1,000,000
Noel White	11/21/2014	11/18/2014	582,465	1,164,930	10,000,000
	11/21/2014	11/18/2014				8,754	17,509	35,019			663,047
	11/21/2014	11/13/2014					10,944				462,479
	11/21/2014	11/13/2014							118,817	42.26	1,367,584
	7/2/2015	7/2/2015					23,294				1,000,000
_______________________________

(1)
The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2015 under the Executive Incentive Plan based on the NEO’s salary on the date of the grant. The amounts paid to each NEO pursuant to this plan for fiscal year 2015 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Years 2015, 2014 and 2013” in this Proxy Statement. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and tables in the subsection titled “Elements of Compensation—Annual Performance Incentive Payments” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

(2)
The amounts in these columns represent (a) the threshold, target and maximum amount of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards approved on November 18, 2014 and, (b) the amount of shares of restricted stock with performance criteria which would be awarded upon the achievement of a specified performance criterion for the awards approved on November 13, 2014 and July 2, 2015. The vesting terms of the performance stock include the achievement of a three-year cumulative Adjusted EBIT target and a favorable stock price comparison with the stock prices of the Compensation Peer Group. The vesting terms of the restricted stock with performance criteria include, for the awards on November 13, 2014, the achievement of a three-year cumulative Adjusted EBIT of $100 million over the 2015 - 2017 fiscal years, and, for the awards approved on July 2, 2015, cumulative Adjusted EBIT of $125 million over the 2016 and 2017 fiscal years. Assuming all performance criteria are satisfied, (a) the awards approved on November 13, 2014 and November 18, 2014 will vest on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2017 fiscal year, and (b) the awards approved on July 2, 2015 will vest on July 1, 2018. For a more detailed discussion, see the subsections titled “Elements of Compensation—Equity-Based Compensation—Performance Stock” and “Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

(3)
The amounts in this column represent nonqualified stock options that expire on November 21, 2024. These options vest in equal annual increments on each of the first, second and third anniversary dates of the grant and become fully vested after three years.

(4)	Pursuant to the terms of the Stock Incentive Plan, the exercise price for these options is the closing price of our Class A Common Stock on the grant date.

(5)
For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote 1 of the “Summary Compensation Table for Fiscal Years 2015, 2014 and 2013” in this Proxy Statement.

Outstanding Equity Awards at 2015 Fiscal Year-End

The table below provides information on the stock option, restricted stock and performance stock awards held by each of the Company's NEOs as of October 3, 2015.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John Tyson	11/17/2006	500,000		0		15.37	11/17/2016
	11/26/2012							33,305	(2)	1,478,409
	11/26/2012							98,347	(3)	4,365,623
	11/26/2012	107,067		53,533	(4)	19.36	11/26/2022
	11/22/2013	53,534		107,066	(5)	31.82	11/22/2023
	11/22/2013										19,998	(6)	887,711
	11/22/2013										15,713	(7)	697,500
	11/21/2014	0		231,239	(8)	42.26	11/21/2024
	11/21/2014										21,504	(9)	954,563
	11/21/2014										17,035	(10)	756,184

Donnie Smith	11/17/2006	20,000		0		15.37	11/17/2016
	11/16/2007	40,000		0		15.06	11/16/2017
	11/14/2008	40,000		0		4.90	11/14/2018
	11/30/2009	117,680		0		12.02	11/30/2019
	2/11/2010	282,320		0		15.96	2/11/2020
	11/29/2010	400,000		0		16.19	11/29/2020
	11/28/2011	400,000		0		19.63	11/28/2021
	11/26/2012							53,288	(2)	2,365,454
	11/26/2012							157,355	(3)	6,984,988
	11/26/2012	171,267		85,633	(4)	19.36	11/26/2022
	11/22/2013	85,634		171,266	(5)	31.82	11/22/2023
	11/22/2013										31,996	(6)	1,420,302
	11/22/2013										25,141	(7)	1,116,009
	11/21/2014	0		289,005	(8)	42.26	11/21/2024
	11/21/2014										26,882	(9)	1,193,292
	11/21/2014										21,296	(10)	945,329

Dennis Leatherby	11/17/2006	8,000	(11)	0		15.37	11/17/2016
	11/16/2007	8,000	(11)	0		15.06	11/16/2017
	11/14/2008	40,000	(11)	0		4.90	11/14/2018
	11/30/2009	40,000	(11)	0		12.02	11/30/2019
	11/29/2010	40,000		0		16.19	11/29/2020
	11/28/2011	40,000		0		19.63	11/28/2021
	11/26/2012	47,067		23,533	(4)	19.36	11/26/2022
	11/26/2012							14,654	(2)	650,491
	11/26/2012							43,272	(3)	1,920,844
	11/22/2013	24,834		49,666	(5)	31.82	11/22/2023
	11/22/2013										9,279	(6)	411,895
	11/22/2013										7,291	(7)	323,647

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dennis Leatherby (continued)	11/21/2014	0	80,278	(8)	42.26	11/21/2024
	11/21/2014									7,467	(9)	331,460
	11/21/2014									5,915	(10)	262,567

Donnie King	11/29/2010	117,680	0		16.19	11/29/2020
	11/28/2011	117,680	0		19.63	11/28/2021
	11/26/2012	49,667	24,833	(4)	19.36	11/26/2022
	11/26/2012						15,453	(2)	685,959
	11/26/2012						45,633	(3)	2,025,649
	11/22/2013	48,167	96,333	(5)	31.82	11/22/2023
	11/22/2013									17,998	(6)	798,931
	11/22/2013									14,142	(7)	627,763
	11/21/2014	0	150,921	(8)	42.26	11/21/2024
	11/21/2014									14,039	(9)	623,191
	11/21/2014									11,121	(10)	493,661
	7/2/2015									23,347	(11)	1,036,373

Noel White	11/28/2011	117,680	0		19.63	11/28/2021
	11/26/2012						15,453	(2)	685,959
	11/26/2012						45,633	(3)	2,025,649
	11/26/2012	49,667	24,833	(4)	19.36	11/26/2022
	11/22/2013	37,467	74,933	(5)	31.82	11/22/2023
	11/22/2013									13,998	(6)	621,371
	11/22/2013									10,999	(7)	488,246
	11/21/2014	0	118,817	(8)	42.26	11/21/2024
	11/21/2014									11,051	(9)	490,554
	11/21/2014									8,754	(10)	388,590
	7/2/2015									23,347	(11)	1,036,373
_______________________________
The footnotes below are applicable to more than one NEO where noted.

(1)	The amounts listed in this column reflect a share price of $44.39, the closing price of our shares on the NYSE on October 2, 2015, the last trading day of our 2015 fiscal year.

(2)
This represents an award of restricted stock with performance criteria that vested on November 30, 2015 resulting from the satisfaction of the applicable performance criterion. The performance criterion was the achievement of cumulative Adjusted EBIT of more than $100 million for the 2013-2015 fiscal years.

(3)
This represents an award of performance stock that vested on November 30, 2015 resulting from the satisfaction of the following performance criteria: (a) cumulative Adjusted EBIT target of $3,844 million for the 2013-2015 fiscal years and (b) a favorable comparison of the Company's Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2013-2015 fiscal years. Based on the actual level of performance, this award vested at 180.8% of the target award with respect to the cumulative Adjusted EBIT criterion and 200% with respect to the stock price comparison criterion.

(4)	These options vested and became exercisable on November 26, 2015.

(5)	One-half of these options vested and became exercisable on November 22, 2015, and the remaining options are scheduled to vest and become exercisable on November 22, 2016.

(6)
This represents an award of restricted stock with performance criteria that vests on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2016 fiscal year subject to the achievement of a three-year cumulative Adjusted EBIT of $100 million.

(7)
This represents an award of performance stock that vests on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2016 fiscal year subject to the achievement of a three-year cumulative Adjusted EBIT target and favorable comparison of the Company's Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2014-2016 fiscal years. The number of shares reported is based on the threshold performance goals as achievement of the performance criteria is not determinable at this time.

(8)
One-third of these options vested and became exercisable on November 21, 2015. One-half of the remaining options are scheduled to vest and become exercisable on November 21, 2016 and the remaining options are scheduled to vest and become exercisable on November 21, 2017.

(9)
This represents an award of restricted stock with performance criteria that vests on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2017 fiscal year subject to the achievement of a three-year cumulative Adjusted EBIT of $100 million.

(10)
This represents an award of performance stock that vests on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2017 fiscal year subject to the achievement of a three-year cumulative Adjusted EBIT target and favorable comparison of the Company's Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2015-2017 fiscal years. The number of shares reported is based on the threshold performance goals as achievement of the performance criteria is not determinable at this time.

(11)
This represents an award of restricted stock with performance criteria that vests on July 1, 2018 subject to (i) the achievement of a two-year cumulative Adjusted EBIT of $125 million over the 2016 and 2017 fiscal years and (ii) the NEO’s continued employment with the Company through July 1, 2018.

Option Exercises and Stock Vested During Fiscal Year 2015
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2015 by each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting ($)
John Tyson	500,000	12,475,000
Donnie Smith	10,000	254,270
Dennis Leatherby	8,000	210,876	12,960	(1)	510,268	(2)
Donnie King	110,000	3,552,246
Noel White	50,680	1,406,530
_______________________________

(1)	Represents previously awarded performance stock that vested on September 30, 2014.

(2)	Amount based on our stock price of $39.37 on September 30, 2014, which was the vesting date.
Pension Benefits
The SERP is a nonqualified deferred compensation plan providing life insurance protection during employment and a subsequent retirement benefit to certain officers of the Company, including all of the NEOs. The retirement benefit is a lifetime annuity. The primary formula for calculating the amount of such benefit uses one percent of the average annual compensation paid to the officer for his or her final five years of service multiplied by his or her years of creditable service (the “normal retirement allowance”). “Creditable service”
is the number of years and months that the NEO has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and band level criteria. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final five year average annual compensation multiplied by their final five years of creditable service). An officer’s normal retirement allowance cannot decrease from the highest normal retirement allowance amount calculated during the officer’s tenure. In addition, participants in the plan as of July 1, 2014 with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male nonsmoker rate. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equals or exceeds 70 is considered vested. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit. A participant who terminates employment or becomes ineligible to participate before vesting or a participant who is terminated for cause, even if fully vested, is not entitled to any benefits under the SERP. A participant in the plan as of July 1, 2014 who terminates prior to vesting because of disability is eligible for a fully vested and unreduced minimum benefit. The Compensation Committee has the discretion to grant early retirement benefits under the plan.

If a Company-employed participant was in the SERP as of July 1, 2014 and subsequently dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. As of October 3, 2015, the life insurance portion of the SERP provided a death benefit of $3,000,000 for Messrs. Smith, King and White and $2,000,000 for Mr. Leatherby. Mr. Tyson no longer participates in the life insurance portion of the SERP because previous amounts accrued by him were monetized and are being paid in connection with his becoming a non-executive officer in fiscal year 2008, and Mr. Tyson is currently receiving the benefits.

The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under the SERP as of October 3, 2015.

Name	Plan Name	Numbers of Years of Creditable Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John Tyson	Tyson Foods, Inc. SERP	12.50	3,849,154	175,196
Donnie Smith	Tyson Foods, Inc. SERP	16.75	8,158,796	0
Dennis Leatherby	Tyson Foods, Inc. SERP	16.75	3,677,768	0
Donnie King	Tyson Foods, Inc. SERP	16.75	3,754,662	0
Noel White	Tyson Foods, Inc. SERP	16.75	4,445,866	0
_______________________________

(1)
The plan considers only creditable service, as more fully described above. The NEOs’ actual years of service are as follows: Mr. Tyson - 43 years, Mr. Smith - 34 years, Mr. Leatherby - 25 years, Mr. King - 33 years and Mr. White - 32 years.

(2)	The present value of these benefits is based on the following assumptions:
SERP Assumptions

	As of September 27, 2014	As of October 3, 2015
Discount Rate	4.51%	4.50%
Mortality Table for Annuities	RP-2014 mortality tables with MP-2014 generational improvement for males and females	RP-2014 mortality tables with MP-2014 generational improvement for males and females with white collar adjustment
The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.
SERP Estimates

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

Nonqualified Deferred Compensation for Fiscal Year 2015
The table below provides information on benefits available to the NEOs for fiscal year 2015 under the Executive Savings Plan and the Retirement Income Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(5)(6)
John Tyson	Executive Savings Plan	123,479	100,669	57,277	0	5,486,391
Donnie Smith	Executive Savings Plan	213,546	126,851	183,188	0	3,963,121
Dennis Leatherby	Executive Savings Plan	86,198	54,216	67,821	0	1,471,194
Donnie King	Executive Savings Plan	0	2,650	720	0	21,185
Noel White	Executive Savings Plan	179,080	73,670	89,015	0	2,013,276
	Retirement Income Plan	0	0	29,805	0	588,083
_______________________________

(1)
As further detailed in the narrative below, all NEOs may participate in the Executive Savings Plan. As a previous executive of IBP, inc. (“IBP”), Mr. White also has an account balance in the Company’s Retirement Income Plan, a deferred compensation plan previously maintained by IBP as further described below.

(2)
Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table for Fiscal Years 2015, 2014 and 2013” in this Proxy Statement. The amounts in this column include post-fiscal year 2015 contributions made from the NEOs’ non-equity incentive plan compensation attributable to fiscal year 2015 performance as follows: Mr. Tyson - $90,114; Mr. Smith - $155,844; Mr. Leatherby - $46,534; Mr. King - $0; and Mr. White - $129,531.

(3)
Included in these amounts are matching contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2015, though attributable to performance in fiscal year 2015, as follows: Mr. Tyson - $72,091; Mr. Smith - $89,054; Mr. Leatherby - $37,227; Mr. King - $0; and Mr. White - $51,813. A description of the Executive Savings Plan is provided in the subsection titled “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as below under the heading “Executive Savings Plan.”

(4)	The above-market portion of these earnings is reported in footnote 4 to the “Summary Compensation Table for Fiscal Years 2015, 2014 and 2013” in this Proxy Statement.

(5)	The amounts in this column include post-fiscal year 2015 executive contributions and Company matching contributions as described in footnotes (2) and (3) above.

(6)
In addition to the amounts described in footnotes (2), (3) and (4) above, the amount shown in this column includes the following amounts reported as compensation for each of the NEOs in the Company’s Summary Compensation Tables in the previous years:

Name	Amount ($)
John Tyson	1,051,941
Donnie Smith	2,937,381
Dennis Leatherby	1,009,234
Donnie King	7,409
Noel White	1,430,183
Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company and is intended to provide participants the opportunity to defer up to 60% of their salaries and 100% of cash performance incentive payments in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan). Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary beginning in January of the year following the participant’s death in five annual installments or in a lump sum in January of the year following the participant’s death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005 and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.
Retirement Income Plan
The Company maintains the Retirement Income Plan, which is a nonqualified deferred compensation plan originally maintained by IBP. The Retirement Income Plan is currently frozen, meaning that no further contributions are permitted to be made. Prior to being frozen, certain employees of IBP could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points. The Retirement Income Plan will terminate after all distributions from the plan have been made.
A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at any time and distributed when approved by the plan’s administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution following termination of employment. If a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.
The assets of the Retirement Income Plan, including NEOs’ deferrals, are subject to the claims of our creditors and benefits are paid from a trust we established to secure our obligations under the plan.
Potential Payments Upon Termination
In fiscal year 2014, the Compensation Committee adopted a severance program for officers, including the NEOs other than Messrs. Tyson and Smith. The severance terms for Messrs. Tyson and Smith are reflected in their respective employment contracts. The severance terms for Messrs. Leatherby, King and White are reflected in their respective employment contracts and in the severance program.
In the event the Company terminates the employment of an NEO prior to the expiration of the NEO’s respective employment contract term (other than for “cause” or by reason of their death or permanent disability), the Company will continue paying, in the case of Mr. Tyson, his current base salary through the end of the term of his employment contract, in the case of Mr. Smith, his then current base salary for a period of three years, and, in the case of Messrs. Leatherby, King and White, such NEO’s then current base salary for a period of two years. With respect to restricted stock with performance criteria and performance stock awards held by the NEO at the date of termination, the awards will vest upon termination on a pro-rata basis determined by taking the total number of days the NEO was employed during the applicable measurement period divided into the total number of days of the same performance measurement period, but only to the extent the performance criteria are satisfied. If an award vests in the future pursuant to satisfaction of performance criteria, such stock will be awarded to the NEO or his estate. With respect to stock options held by the NEO at the date of termination, such grants will vest 100% at the time of an NEO’s termination.

If the NEO’s employment terminates for “cause” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “cause” means that the NEO engages in misconduct that results in injury to the Company or is convicted of a job-related felony or misdemeanor.
The NEOs would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on October 3, 2015 under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, the Employee Stock Purchase Plan and nonqualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal Year 2015” of this Proxy Statement.

	Tyson				Smith
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	2,012,439	(1)	0	0	3,442,089	(2)	0	0
Accrued and Unpaid Vacation	0		0	0	88,259		88,259	88,259
Acceleration of vesting of equity-based compensation awards(3)	11,366,500		0	11,366,500	17,725,194		0	17,725,194
Health Insurance(4)	48,800		0	48,800	40,062		0	40,062
Total	13,427,739		0	11,415,300	21,295,604		88,259	17,853,515

	Leatherby				King
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	1,308,100	(5)	0	0	1,697,440	(5)	0	0
Accrued and Unpaid Vacation	50,312		50,312	50,312	65,286		65,286	65,286
Acceleration of vesting of equity-based compensation awards(3)	4,947,392		0	4,947,392	6,772,071		0	6,772,071
Health Insurance(4)	31,209		0	31,209	28,961		0	28,961
Total	6,337,013		50,312	5,028,913	8,563,758		65,286	6,866,318

	White
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	1,540,500	(5)	0	0
Accrued and Unpaid Vacation	59,250		59,250	59,250
Acceleration of vesting of equity-based compensation awards(3)	6,016,089		0	6,016,089
Health Insurance(4)	31,209		0	31,209
Total	7,647,048		59,250	6,106,548

_______________________________

(1)	This amount represents the continued payment of the NEO’s base salary for two years and two months, the remaining term of his employment contract.

(2)	This amount represents the continued payment of the NEO’s base salary for three years.

(3)
The amounts in this row represent the value of each NEO’s unvested stock options, restricted stock with performance criteria and performance stock at the target level that would have vested in the event of a termination on October 3, 2015, based on our stock price of $44.39 on October 2, 2015.

(4)
With the exception of Mr. Tyson, these amounts represent the premiums to continue the NEO’s coverage under the EMRP and health insurance for the severance period provided in the NEO’s employment contract.  Mr. Tyson’s contract provides that in the case of his disability, he and his spouse are entitled to coverage under the EMRP and health insurance until each of their deaths, and his eligible dependents are entitled to coverage under the EMRP and health insurance until such time as their eligibility has ceased.  In the case of Mr. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage.  For purposes of this table, this amount (a) includes an amount for coverage of his children until each reaches the age of 26, (b) excludes any amount for a spouse, as Mr. Tyson was not married as of October 3, 2015, and (c) excludes any amount for Mr. Tyson, as the period of time for coverage cannot be determined.  As of October 3, 2015, the annual costs for Mr. Tyson under the EMRP and health insurance totaled $11,583.

(5)	These amounts represent continued payment of the NEO’s base salary for two years.
Potential Payments Upon a Change in Control
Each employment contract in place between the Company and the NEOs in fiscal year 2015 contained change in control provisions in favor of the NEOs. Each of these contracts provided for the acceleration of vesting of the equity-based compensation awards held by such NEOs upon the occurrence of a change of control of the Company. Under the contracts, “change in control” was defined as any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change in control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity. If such a change in control occurred, any stock options, restricted stock or performance stock that had been previously granted to the executive officer will vest (to the extent not already vested) 60 days after the occurrence of the change in control or upon any earlier date after such change of control if the executive officer is terminated other than for “cause,” as defined in the NEO’s contract.
Each NEO would have been entitled to the estimated payments from the Company or its successor described in the table below if a change in control occurred on October 3, 2015. The amounts represent the value of the listed NEOs’ unvested stock options, restricted stock with performance criteria and performance stock that would vest on account of the change in control, based on a closing stock price of $44.39 as of the last trading day of fiscal year 2015.

Name	Estimated Amount ($)
John Tyson	16,679,514
Donnie Smith	25,121,367
Dennis Leatherby	7,044,049
Donnie King	11,809,874
Noel White	10,184,122
If the Company terminated any NEO following a change in control, the NEO is not entitled to any unique benefit because his termination followed a change in control. Instead, the NEO would receive the termination benefits described above under the section titled “Potential Payments Upon Termination.”

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended October 3, 2015. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board during July 2014 and is available on the Company’s Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee of the Board of Directors
Kevin M. McNamara, Chairman
Mikel A. Durham
Jim Kever
Robert Thurber

CERTAIN TRANSACTIONS
The following are the transactions occurring during fiscal year 2015 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company’s NEOs, directors, director nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Other than described in this section, no other transactions of this type are currently proposed.
1.    The Company has agreements with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas and Springdale, Arkansas. During fiscal year 2015, interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which Mr. Tyson is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of Mr. Tyson), Cheryl Tyson (sister of Mr. Tyson), and J.J. Caldwell-Tyson (sister of Mr. Tyson). Aggregate lease payments made by the Company during fiscal year 2015 with respect to the Nashville facility were $750,000 plus $9,320 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2015 with respect to the Springdale facility were $450,000 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
2.    The Company employed Mr. Smith's daughter as director of continuous improvement training, and, in that capacity, she received salary and other benefits totaling $121,472.
The related party transactions described above have been reviewed by the Governance and Nominating Committee, which has determined that the transactions are fair to the Company. The Governance and Nominating Committee oversees and reviews related party and other special transactions between the Company and its directors, executive officers or their affiliates. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance and Nominating Committee’s determination of fairness. The Board does not have a separate written policy regarding the review and approval of related party transactions. However, our Governance and Nominating Committee charter requires that the Governance and Nominating Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance and Nominating Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.
In addition to the SEC requirements regarding related party transactions, the Company has agreed that, in connection with the settlement on April 8, 2008 of certain shareholder litigation styled In re Tyson Foods, Inc. Consolidated Shareholder Litigation, it will not engage in any new related party transactions with the TLP, Don Tyson, any spouse, child, grandchild, parent or sibling of Don Tyson, or any NEO unless prior to entry of any such transaction there has been a unanimous finding by the Governance and Nominating Committee that either (a) reasonably equivalent transactions on reasonably equivalent terms are not available from third parties who are not related parties, or (b) special or exigent circumstances exist which would not make it practical or desirable under the circumstances to investigate the availability of third party options. These additional requirements do not apply to (a) related party transactions already existing or in place during part or all of calendar year 2007, or (b) renewals of any transactions between the Company and any such related parties already existing or in place during part or all of calendar year 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company’s directors and executive officers and the beneficial owners of more than ten percent of the Company’s shares are required to file under the Exchange Act reports of ownership and changes of ownership with the SEC. Based solely on information provided to the Company by individual directors and executive officers and the beneficial owners of more than ten percent of the Company’s shares, the Company believes that during fiscal year 2015, all filing requirements applicable to directors and executive officers have been complied with in a timely manner.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
It is currently anticipated that the 2017 Annual Meeting of Shareholders (“2017 Annual Meeting”) will be held on February 3, 2017. Proposals of shareholders intended to be presented at the 2017 Annual Meeting must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before August 20, 2016 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.
The Company’s by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company’s board of directors or by a shareholder. The Company’s by-laws provide that for any business (other than a proposal included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2017 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 7, 2016, but in no event earlier than October 8, 2016.
Under the Company’s by-laws, nominations for director may be made only by the Company’s board of directors (or any duly authorized committee of the board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2017 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 7, 2016, but in no event earlier than October 8, 2016.
All notices of shareholder proposals or nominations for director provided for above must be delivered to the secretary of the Company at the principal executive offices of the Company at the address provided below in “Shareholder Communications.”
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.

EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.
ADDITIONAL INFORMATION AVAILABLE
Upon written request of any shareholder or other interested persons, the Company will furnish a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015, as filed with the SEC, including the financial statements and data supplementary thereto. The written request should be sent to the corporate secretary at the Company’s principal executive offices at the address provided above under “Shareholder Communications.” The written request must state that as of December 7, 2015, the person making the request was a beneficial owner of capital stock of the Company. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2015, including the financial statements and data supplementary thereto, is available on the Company’s Investor Relations website at http://ir.tyson.com.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is permitted to deliver a single copy of the proxy materials to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. If the Company has not received such contrary instructions, then shareholders receiving a single copy of the Company’s proxy materials are deemed to have consented to householding. This procedure reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction forms. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To request additional copies of any of these documents, please submit your request to the Company in writing at the address, or by calling the phone number, provided below.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may contact the corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524, and provide your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
OTHER MATTERS
The material referred to in this Proxy Statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.
So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
R. Read Hudson
Secretary

December 18, 2015

APPENDIX A
TYSON FOODS, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
FOR
SENIOR EXECUTIVE OFFICERS
I. INTRODUCTION
1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified senior executive officers, to provide incentives to such individuals to attain the goals of Tyson Foods, Inc. (the “Company”) and its Affiliates (as defined below) and to provide such employees with incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that the bonuses paid hereunder to eligible participants, is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
1.2. Description. This Plan is the means by which the Committee (as defined below) shall determine annual incentive bonuses and effect and implement awards for participating employees hereunder.
II. DEFINITIONS
As used in this Plan, the following terms shall have the following meanings:
“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.
“Annual Incentive Bonus” means a bonus payable with respect to a fiscal year of the Company determined in accordance with Article 5 hereof.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation and Leadership Development Committee of the Board, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.
“Participant” means a senior executive officer of the Company or any Affiliate meeting the requirements of Article 4 hereof, who is selected to participate in the Plan by the Committee.
“Performance Measures” means the goals established by the Committee under an objective formula or standard pursuant to the Plan. Such goals shall be measured using one or any combination of the following criteria:
(1) earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;
(2) operating cash flow and/or growth in operating cash flow in relation to target objectives;
(3) cash available in relation to target objectives;

(4) net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;
(5) revenue and/or growth in revenue in relation to target objectives;
(6) total shareholder return (measured as the total of the appreciation of, and dividends declared on, the stock) in relation to target objectives;
(7) return on invested capital in relation to target objectives;
(8) return on shareholder equity in relation to target objectives;
(9) return on assets in relation to target objectives;
(10) return on common book equity in relation to target objectives;
(11) operating income in relation to target objectives;
(12) EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;
(13) Company stock price performance as compared against a peer group of companies selected by the Committee; or

(14) any combination of the foregoing.
The Performance Measures (a) shall be established by the Committee no later than the end of the first quarter of the applicable period (or such other time designated by the Internal Revenue Service) and (b) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code.
“Plan” means the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers, as in effect and as amended from time to time.
III. ADMINISTRATION
The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.
IV. PARTICIPATION
Each employee of the Company or any Affiliate holding a position of executive officer (or equivalent position at a non-corporate Affiliate) shall be eligible to be a Participant selected by the Committee to receive awards under the Plan.

V. ANNUAL INCENTIVE BONUS
5.1. Establishment of Performance Goals. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall select the Participants eligible to receive an Annual Incentive Bonus under this Plan and establish the Performance Measures and procedure for calculating the amount of the Annual Incentive Bonus for each Participant. In no event shall the amount of the Annual Incentive Bonus payable to any Participant attributable to a fiscal year exceed $10,000,000.
5.2. Determination of Achievement of Performance Measures. The Committee shall certify the level of achievement of the Performance Measures and the maximum Annual Incentive Bonus payable to each Participant as soon as practical after the end of the fiscal year for which the determination is being made. Thereafter, and prior to payment of the Annual Incentive Bonus, the Committee shall determine, based upon overall Company performance, changes in the Company’s structure or operations, and the Participant’s individual performance, whether the maximum Annual Incentive Bonus for each Participant shall be adjusted downward from the amount calculated pursuant to Section 5.1 above; provided, however, that any downward adjustment with respect to one or more Participants shall not serve to increase the eligibility for Annual Incentive Bonus for other Participants.
5.3. Payment of Annual Incentive Bonus.
(a) Unless a Participant’s employment contract with the Company specifies otherwise, as soon as practical after the expiration of each fiscal year of the Company Participants who remained employed on the day bonuses are paid by the Company shall be entitled to receive the Annual Incentive Bonus determined in accordance with this Article 5. Unless a Participant’s employment contract with the Company specifies otherwise, a Participant who during the year died or became disabled, as determined by the Committee in its sole discretion, shall be entitled to a prorated Annual Incentive Bonus based on the number of months and partial months elapsed during such fiscal year. Payment of Annual Incentive Bonuses may be made in cash or in Company Class A common stock, at the discretion of the Company.
(b) To the extent permitted by other benefit plans of the Company, Participants may defer the receipt of all or a portion of their Annual Incentive Bonus otherwise payable under Subsection (a) of this Section.
(c) Before any Annual Incentive Bonus is paid to any Participant, the Committee shall certify in writing that the applicable Performance Measures were in fact satisfied.
5.4. Participants Rights Unsecured. The right of any Participant to receive Annual Incentive Bonus under the Plan shall constitute an unsecured claim against the general assets of the Company.

5.5 Withholding Taxes. The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.
5.6 No Other Bonus Awards. Participants shall not be eligible to participate in any other annual bonus program maintained by the Company for those fiscal years during which the Plan continues to be maintained.
VI. GENERAL PROVISIONS
6.1. Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan. No Annual Incentive Bonus shall be paid for any fiscal year if the Plan is terminated prior to the last day of such fiscal year. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.
6.2. Designation of Beneficiary. Each Participant who defers receipt of all or a portion of any Annual Incentive Bonus under the Plan may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments to be made following the Participant’s death. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no such spouse shall survive the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be made in equal shares, unless the Participant has designated otherwise.
6.3 Adjustment of Performance Measures. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only to the extent such adjustment would not cause any portion of the award, upon payment, to be nondeductible pursuant to Section 162(m) of the Code.
6.4. Miscellaneous.
(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.
(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.
(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.
(d) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(e) Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval before any payments of compensation are made to any Participant. If such approval is not obtained, the Plan shall be deemed null and void and no compensation shall be payable to Participants under the Plan.
(f) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.
(g) Effective Date. The Plan shall be effective beginning with the Company’s 2005 fiscal year.
(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

TYSON FOODS, INC.
Dated:	__________________________________________	By:	_________________________________________________
		Title:	_________________________________________________

Tyson

Tyson Foods, Inc.

2200 WEST DON TYSON PARKWAY
SPRINGDALE, AR 72762-6999

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, February 4, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, February 4, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M98124-P70640 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1, 2 and 3:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a) John Tyson	☐	☐	☐
1b) Gaurdie E. Banister Jr.	☐	☐	☐
1c) Mike Beebe	☐	☐	☐
1d) Mikel A. Durham	☐	☐	☐
1e) Kevin M. McNamara	☐	☐	☐
1f) Brad T. Sauer	☐	☐	☐
1g) Donnie Smith	☐	☐	☐
1h) Robert Thurber	☐	☐	☐
1i) Barbara A. Tyson	☐	☐	☐
2. To reapprove the Annual Incentive Compensation Plan for Senior Executive Officers.	☐	☐	☐
3. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 1, 2016.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

The Board of Directors recommends that you vote AGAINST items 4, 5, 6, 7, 8 and 9:

	For	**Against**	**Abstain**
4. To consider and act upon Shareholder Proposal No. 1 as described in the Proxy Statement, if properly presented at the Annual Meeting.	☐	☐	☐
5. To consider and act upon Shareholder Proposal No. 2 as described in the Proxy Statement, if properly presented at the Annual Meeting.	☐	☐	☐
6. To consider and act upon Shareholder Proposal No. 3 as described in the Proxy Statement, if properly presented at the Annual Meeting.	☐	☐	☐
7. To consider and act upon Shareholder Proposal No. 4 as described in the Proxy Statement, if properly presented at the Annual Meeting.	☐	☐	☐
8. To consider and act upon Shareholder Proposal No. 5 as described in the Proxy Statement, if properly presented at the Annual Meeting.	☐	☐	☐
9. To consider and act upon Shareholder Proposal No. 6 as described in the Proxy Statement, if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Tyson Foods, Inc.

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and will last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at http://ir.tyson.com. To attend in person at the Holiday Inn Northwest Arkansas Convention Center in Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M98125-P70640

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 5, 2016

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John Tyson and Jim Kever, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at the Holiday Inn, Northwest Arkansas Convention Center, 1500 South 48th St., Springdale, Arkansas, on February 5, 2016, at 10:00 a.m. Central Time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side